SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Tenable Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box)
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ONE TENABLE

We work together and we win together. We are all part of one Tenable team — employees, customers, partners and stakeholders.

DELIVER RESULTS

We set high goals, take bold risks, measure honestly and deliver results that exceed expectations.

WE CARE

We are committed to our work, our customers, our colleagues and our communities. We speak candidly and always do the right thing.

WHAT WE DO MATTERS

The work we do makes a difference in the world.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN	WHERE	RECORD DATE
Wednesday, May 24, 2023	Via Webcast	March 30, 2023
1:00 pm Eastern Time	https://www.proxydocs.com/TENB	Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION	PAGE REFERENCE
Electing the Board of Directors’ nominees, John C. Huffard, Jr., A. Brooke Seawell, and Raymond Vicks, Jr., to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders.	FOR each director nominee	17
Ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.	FOR	32
Approving, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement.	FOR	34
Conducting any other business properly brought before the Annual Meeting, including any adjournments or postponements of the meeting.
Each of these items of business are more fully described in the Proxy Statement accompanying this notice.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Stockholders' Meeting to Be Held on Wednesday, May 24, 2023 at 1:00 p.m. Eastern Time.
The proxy statement and annual report to shareholders are available at https://www.proxydocs.com/TENB.
By Order of the Board of Directors,
Michelle VonderHaar
Chief Legal Officer and Corporate Secretary
Columbia, MD
April 12, 2023

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Householding of Proxy Materials	83
Other Matters	84
Appendix: Reconciliation of Non-GAAP Measures	85

To Our Stockholders,
The last year — marked by geopolitical tensions, inflation and a volatile stock market -- has underscored a universal truth for the global economy: an unpredictable world is ripe for exploitation by cyber criminals. Put another way, cybersecurity has never proven to be more vital to our collective prosperity than it is today. That’s why Tenable is on a mission to help organizations around the world understand and reduce their cyber risk.
In 2022 we once again delivered on this mandate for all of our key stakeholders: customers, partners, employees and stockholders. We believe that organizations deserve a better and more effective way to stay ahead of cybersecurity risk, rather than fighting it from behind. We launched Tenable One, our Exposure Management Platform, to introduce proactive cyber risk management to the market. This relentless commitment to innovation and our stakeholders-first mindset have allowed us to deliver compelling financial results over the years. And this year was no different. We had one of our best years as a public company and were able to deliver strong growth and profitability despite a challenging macroenvironment. We’re capitalizing on our strong performance by continuously innovating across our product portfolio and, in so doing, we are shaping the cybersecurity market and meeting our commitments to our stakeholders.
Our commitment to our customers and partners
Approximately 43,000 organizations trust and rely on Tenable to help understand and reduce their cyber risk. We take that responsibility very seriously. Together with our worldwide ecosystem of leading resellers and distributors, we are helping our customers confidently answer one of the most elemental questions in cybersecurity: “How secure are we?” Chief executives, boards of directors, stockholders, customers and even our own employees ask that question whenever a new attack makes the headlines. Security teams have struggled to make sense of reams of data from the disparate solutions they have used to manage interconnected vulnerabilities, web applications, identity systems and cloud assets. Using Excel to pinpoint which exposures represent the greatest risk to the organization is as absurd as it is ineffective. Tenable One is a cloud-based Exposure Management Platform that is helping customers anticipate and address problems before they can cause damage. Tenable One delivers the richness of our product portfolio — from vulnerability management to cloud security, identity exposure to external attack surface management, and more — in context, helping customers make better decisions based on cyber risk.
Our commitment to our employees
Our people represent our most important resource and we invest in them just as intentionally as we invest in our product initiatives. Customers have told us that our team’s dedication to serving, supporting and championing them sets Tenable apart from other companies in the cybersecurity industry. We can think of no higher accolade. We have worked hard to shape Tenable into a premier employer where professionals can meaningfully contribute to the business while building their careers. Our many career development programs, from tuition reimbursement to professional development funds, mentorship and manager development initiatives, help our employees to grow professionally while also supporting organizational goals. Developing and retaining our people means that we are better positioned to serve our customers and support our communities.
Our commitment to our stockholders
Offering independent insight and an outside-in perspective, stockholders play an important role in our business. Accordingly, we regularly engage with our investor community to discuss emerging trends in the market and how our business is evolving as well as solicit valuable feedback on our performance. Over the course of 2022, stockholders have conveyed to us that consistency – in execution, financial performance, product roadmaps and more – is paramount in a difficult macroenvironment. We believe that Tenable is more than up to meeting that challenge. In 2022, we delivered strong financial results, marked by growth and profitability, despite global economic uncertainty:
•Delivered calculated current billings of $776.9 million, a 26% increase year-over-year*
•Delivered unlevered free cash flow of $128.1 million, a 35% increase year-over-year*
•Added a record 2,078 enterprise platform customers
Our commitment to corporate social responsibility
We are not only committed to our work and to our stakeholders, but also to the communities in which we live. Our actions make a difference. We recently published an updated Environmental, Social and Governance (“ESG”) report that includes some of our accomplishments in 2022 and key areas of focus. As part of our commitment to reducing our carbon footprint and to doing our part as good stewards for the planet, we started the process of determining and tracking our scope 1 and 2 greenhouse gas emissions in 2022. We have openly shared our demographic data and even more importantly, we have set diversity achievement goals for the company. We believe that the greater diversity of our employees, partners and customers, breeds a greater diversity of ideas, greater creativity, and better performance. These examples are just a few among the many other initiatives outlined in the report. We continue to regularly survey our employees to better understand from their perspective what we’re doing well and where we can improve. We are excited to be on our ESG journey and look forward to more accomplishments in 2023.
In summary we are really pleased with our resilience and our execution in 2022 and look forward to a successful 2023.
Sincerely,
Amit Yoran
Chairman & CEO

*Refer to the appendix for reconciliations of these non-GAAP measures to comparable GAAP measures.

Business Overview - 2022 Highlights
We are a leading provider of exposure management solutions. Exposure management is an effective discipline for managing, measuring and comparing cybersecurity risk in today's complex IT environments.
In order to be effective, we believe an exposure management platform must extend beyond traditional vulnerability management, which concentrates on the discovery and remediation of publicly disclosed Common Vulnerabilities and Exposures, or CVEs. To be a functional part of an exposure management program, the platform needs to include information about configuration issues, vulnerabilities and attack paths across a spectrum of assets and technologies — including identity solutions, such as Active Directory; cloud configurations and deployments; and web applications.
With these considerations in mind, we launched Tenable One in October 2022. Tenable One unifies a variety of data sources into a single exposure view to help organizations gain visibility, prioritize efforts and communicate cyber risks. Building on our existing products, Tenable One is designed to take advantage of the integrations that already exist with our partners and form the foundation of an exposure management program, alongside the other tools, such as endpoint detection and response, or EDR, and firewalls, and required business processes.
With Tenable One, organizations can translate technical data about assets, vulnerabilities and threats into clear business insights and actionable intelligence for security executives and practitioners. The platform combines broad, industry leading, vulnerability coverage, spanning IT assets, cloud resources, containers, web apps and identity systems. Tenable One builds on the speed and breadth of vulnerability coverage from our research team of cybersecurity and data science experts, or Tenable Research, and adds aggregated exposure view analytics, guidance on mitigating attack pathways and a centralized asset inventory.
Our 2022 highlights were as follows:
•Released Tenable One, our Exposure Management Platform that delivers unified visibility into exposures, identifies attack paths and enables more efficient risk management;
•Ranked number one in Worldwide 2021 market share for device VM by IDC for the fourth consecutive year in their Worldwide Device Vulnerability Market Shares, 2021: The Stakes are High, doc #US48506622 December 2022 report;
•Achieved the Application Security distinction in the Amazon Web Services (AWS) Security Competency for our cloud-native vulnerability management solution;
•Acquired Cymptom and Bit Discovery for $43.8 million and $23.0 million, respectively;
•Revenue was $683.2 million, a 26% increase year-over-year;
•Calculated current billings was $776.9 million, a 26% increase year-over-year;
•GAAP loss from operations was $67.8 million, compared to a loss of $41.8 million in 2021. Non-GAAP income from operations was $67.7 million, compared to $51.0 million in 2021;
•GAAP net loss was $92.2 million, compared to a loss of $46.7 million in 2021. Non-GAAP net income was $44.3 million, compared to $38.9 million in 2021;
•GAAP net loss per share was $0.83, compared to a loss per share of $0.44 in 2021. Non-GAAP diluted earnings per share was $0.38, compared to $0.34 in 2021; and
•Net cash provided by operating activities was $131.2 million, compared to $96.8 million in 2021.
•Unlevered free cash flow was $128.1 million, an increase of 35% from $95.2 million in 2021.

Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.

TENABLE HOLDINGS, INC.
6100 Merriweather Drive, 12th Floor
Columbia, Maryland 21044
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
May 24, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the "Board of Directors" or the "Board") of Tenable Holdings, Inc. (sometimes referred to as the “Company” or “Tenable”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 12, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may, at our discretion, elect to send you a proxy card. We may also send you a second Notice on or after April 24, 2023.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting and vote online. The Annual Meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. We recommend that you log in a few minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Online check-in will begin at approximately 12:45 p.m. Eastern time. Information on how to vote online during the Annual Meeting is discussed below.
Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting, however any questions will need to be submitted in advance of the meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 30, 2023 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were 114,743,345 shares of the Company's common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 30, 2023 your shares were registered directly in your name with Tenable’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record with respect to those shares and the Notice was sent directly to you by the Company. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 30, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive instructions from the organization that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from the organization.
What am I voting on?
There are three matters scheduled for a vote:
•Election of three directors (Proposal 1);
•Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2023 (Proposal 2); and
•Advisory approval, on a non-binding basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or "Abstain" from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.
•To vote online during the meeting, access the Annual Meeting by visiting www.proxypush.com/TENB and entering your control number which is included in the proxy materials mailed to you. Please have your Notice in hand when you access the website and follow the instructions.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 866-230-6244 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your telephone vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
•To vote through the Internet, go to www.proxypush.com/TENB to complete an electronic proxy card. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your Internet vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tenable. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 30, 2023.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2023, and "For" the approval of, on a non-binding advisory basis, the compensation of our Named Executive Officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under applicable rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Tenable Holdings, Inc., Attention: Corporate Secretary at 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.
•You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2023, to 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2024 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 25, 2024 and February 24, 2024. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition to satisfying the foregoing requirements under Tenable's bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Tenable's nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
If you propose to bring business before an annual meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a statement whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-226002), filed with the SEC on June 29, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes (described below); for Proposal 2, the proposal to ratify our independent auditors, votes “For,”

“Against” and “Abstain”; and, for Proposal 3, the proposal to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, ”For," "Against" and “Abstain” and broker non-votes. If you “Abstain” it will be counted towards the vote total for Proposals 2 and 3. For Proposal 2 and 3, it will have the same effect as “Against” votes. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted toward the vote total for those proposals. We do not expect broker non-votes on Proposal 2.
What are “broker non-votes”?
A "broker non-vote" occurs when your broker submits a proxy for the meeting with respect to "routine" matters but does not vote on "non-routine" matters because you did not provide voting instructions on such "non-routine" matters. These un-voted shares with respect to the "non-routine matters" are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under applicable rules and we therefore expect broker non-votes on these proposals. However, as Proposal 2 is considered “routine” under applicable rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023, must receive “For” votes from the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have the authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
For Proposal 3, advisory approval of the compensation of our Named Executive Officers will be considered to be approved if it receives "For" votes from the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote thereon to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote on this proposal. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present online at the meeting or represented by proxy. On the Record Date, there were 114,743,345 shares outstanding and entitled to vote. Thus, the holders of 57,371,673 shares must be present online at the meeting or represented by proxy at the meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present online at the meeting or represented by proxy may adjourn the meeting to another date.
Will a list of record stockholders as of the Record Date be available?
Upon request, a list of our record stockholders as of the close of business on the Record Date will be made available to stockholders. In addition, for the ten days ending the day prior to the Annual Meeting, the list will be available upon request for examination by any stockholder of record for a legally valid purpose. To access the list of record stockholders beginning May 14, 2023 and until the Annual Meeting, stockholders should email David Bartholomew, VP, Deputy General Counsel, at dbartholomew@tenable.com.
How do I ask a question at the Annual Meeting?
Only stockholders of record as of March 30, 2023 may submit questions or comments in advance of the virtual stockholders meeting. If you would like to submit a question or comment, you may do so prior to 5:00 p.m. Eastern Time on May 21, 2023 by following the instructions in your registration documents on https://www.proxydocs.com/TENB.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your submission to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group submitted questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker's own personal, political or business interests. Questions will be addressed in the "Question and Answer" portion of the Annual Meeting.
What do I do if I have technical difficulties in connection with the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available beginning at approximately 12:00 p.m. Eastern time on May 24, 2023.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Tenable’s Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of eight members. There are three directors in the class whose term of office expires in 2023. Messrs. Huffard and Seawell were previously elected by Tenable's stockholders. Mr. Vicks was recommended to the Board by a member of senior management, nominated by the Nominating and Corporate Governance Committee, and elected by the Board to fill a vacancy. If elected at the Annual Meeting, each of these nominees would serve until the 2026 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders. In 2022, all of our then-serving directors attended the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following table includes diversity information regarding our directors as of March 30, 2023:

	Female	Male
Total Number of Directors	8
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black	0	1
White	2	5
Our Board Diversity Matrix as of March 31, 2022 can be found in our proxy statement for the 2022 Annual Meeting filed with the SEC on April 13, 2022.
CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to the effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

John C. Huffard, Jr., age 55

John C. Huffard, Jr. has served as a member of our Board of Directors since 2002. Mr. Huffard served as our Chief Operating Officer from May 2018 through December 2019. Prior to that, he served as our President and Chief Operating Officer from November 2008 to May 2018, and he co-founded our company in 2002. Mr. Huffard has also served as a member of the board of directors of Norfolk Southern Corporation since February 2020. Mr. Huffard received a B.S.B.A. from Washington and Lee University and an M.B.A. from Babson College. Our Board of Directors believes that Mr. Huffard is qualified to serve as a director based on his in-depth knowledge of our company and our products due to his role as our co-founder and subsequent role as our Chief Operating Officer.

A. Brooke Seawell, age 75

A. Brooke Seawell has served as a member of our Board of Directors since October 2017. Mr. Seawell is a Venture Partner at New Enterprise Associates Inc., a position he has held since January 2005. Mr. Seawell has served on the board of directors of NVIDIA Corporation, a visual computing company, since December 1997. He previously served on the board of directors of Eargo, Inc., a medical device company, from September 2020 to December 2022, and Tableau Software, Inc., a business intelligence software company, from November 2011 to August 2019. Mr. Seawell received both a B.A. in Economics and an M.B.A. in Finance from Stanford University. Our Board of Directors believes that Mr. Seawell is qualified to serve as a director based on his extensive experience in technology finance and operations, including having served as the chief financial officer of two public companies and his experience as a director of public technology companies.

Raymond Vicks, Jr., age 63

Raymond Vicks, Jr. has served as a member of our Board of Directors since January 2022. Mr. Vicks has served on the Board of Directors of Bowman Consulting Group Ltd since May 2022. Mr. Vicks previously served as Managing Partner at the BMV Group, a position he held from August 2015 until his retirement in 2019. Concurrent with that role, Mr. Vicks also served as the Chief Financial Officer of the HSC Health Care System from 2015 to 2018. Prior to that, Mr. Vicks served in roles of increasing responsibility at PricewaterhouseCoopers LLP from 1995 to 2014, where at the time of his departure, he was a Partner. Mr. Vicks is a Certified Public Accountant and received a B.S. in accounting from Virginia Tech. Our Board of Directors believes that Mr. Vicks is qualified to serve as a director based on his based on his extensive public accounting and management experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Arthur W. Coviello, Jr., age 69

Arthur W. Coviello, Jr. has served as a member of our Board of Directors since February 2018 and as our Lead Independent Director since February 2022. Mr. Coviello has served as Managing Partner of Syn Ventures, a venture capital fund, since June 2021. Mr. Coviello has served on the Board of Directors of Synchrony Financial since November 2015. Mr. Coviello was previously a venture partner at Rally Ventures, LLC, a position he held from May 2015 to July 2022, and previously was on the boards of directors of FireEye/Mandiant, Inc. from December 2020 to October 2022, and Epiphany Technology Acquisition Corp. from November 2020 to January 2023. Mr. Coviello received a B.B.A. with a concentration in Accounting from the University of Massachusetts. Our Board of Directors believes that Mr. Coviello is qualified to serve as a director based on his extensive security industry and management experience and his experience as a director of public technology companies.

George Alexander Tosheff, age 56

George Alexander Tosheff has served as a member of our Board of Directors since September 2022. Mr. Tosheff has served as Senior Vice President, Chief Security Officer of VMware, Inc. since February 2022 following his promotion from Vice President, Chief Security Officer, a position he held since 2014. Mr. Tosheff served as a member of our Customer Advisory Board from 2017 until September 2022. Mr. Tosheff received a B.S. in Physics from California State University. Our Board of Directors believes that Mr. Tosheff is qualified to serve as a director based on his extensive cybersecurity expertise and management experience.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING

Amit Yoran, age 52

Amit Yoran has served as our Chief Executive Officer and Chairman since December 2016 and was appointed as our President, in addition to Chief Executive Officer and Chairman, in May 2018. Mr. Yoran has served on the Board of Directors of BlackLine Systems, Inc., an enterprise software company, since January 2023. Prior to joining Tenable, Mr. Yoran served as President of RSA Solutions, Inc. from October 2014 to December 2016. Mr. Yoran received a B.S. in Computer Science from the United States Military Academy at West Point and an M.S. in Computer Science from George Washington University. Our Board of Directors believes that Mr. Yoran is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the technology and security industries.

Niloofar Razi Howe, age 54

Niloofar Razi Howe has served as a member of our Board of Directors since May 2021. Ms. Howe has served as a Senior Operating Partner at Energy Impact Partners, a venture capital fund since 2019. Ms. Howe previously served as Chief Strategy Officer and Senior Vice President of Strategy and Operations at RSA, a global cybersecurity company, from 2015 to 2018. Ms. Howe has served on the Board of Directors of Composecure, Inc. since December 2021. Ms. Howe also currently serves on the board of directors of a number of private technology companies. Ms. Howe received a B.A. in English Literature from Columbia College and holds a Juris Doctor degree from Harvard Law School. Our Board of Directors believes that Ms. Howe is qualified as a director based on her extensive cybersecurity and management experience and her experience as a director of technology companies.

Linda Zecher Higgins, age 69

Linda Zecher Higgins has served as a member of our Board of Directors since August 2019. Ms. Higgins is the Chief Executive Officer and Managing Partner of the Barkley Group, a consulting firm focused on effective digital transformation, and has held such positions since January 2017. Ms. Higgins has served as a member of the board of directors of Hasbro, Inc. since October 2014 and C5 Acquisition Corp since January 2022. Ms. Higgins also served as the Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011. Ms. Higgins received a B.S. in Earth Science from The Ohio State University. Our Board of Directors believes that Ms. Higgins is qualified to serve as a director based on her extensive management experience with technology companies and her experience as a director of public companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following seven of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Arthur W. Coviello, Jr., John C. Huffard, Jr., George Alexander Tosheff, Niloofar Razi Howe, A. Brooke Seawell, Raymond Vicks, Jr., and Linda Zecher Higgins. The Board determined that Mr. Richard Wells, who resigned from the Board of Directors in January 2022, Ms. Kimberly Hammonds, who passed away on June 28, 2022, and Jerry M. Kennelly, who retired in September 2022, were each independent while they served on the Board. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board of Directors is currently chaired by Mr. Yoran, our Chief Executive Officer. The Board believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose and provides a single, clear chain of command to execute Tenable’s strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Board Chair with significant history with and extensive knowledge of Tenable (as is the case with Mr. Yoran).
The Board has also appointed Mr. Coviello as lead independent director in order to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Yoran’s leadership as our combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer and Board Chair to develop and approve an appropriate Board meeting schedule and Board meeting agendas; provide the Chief Executive Officer and Board Chair feedback on the quality, quantity, and timeliness of the information provided to the Board; develop the agenda and moderate executive sessions of the independent members of the Board; preside over Board meetings when the Chief Executive Officer and Board Chair is not present or when Board or Chief Executive Officer performance or compensation is discussed; act as principal liaison between the independent members of the Board and Chief Executive Officer and Board Chair; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the Board. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of Tenable’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Our Cybersecurity Risk Management Committee assists the Board in fulfilling its oversight responsibility with respect to the management of risks related to our information technology use and protection, cybersecurity, and product security.
Typically, the entire Board meets with members of management responsible for risk management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from members of management responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors
The Board of Directors met four times during 2022. All directors except Mr. Tosheff, who joined our Board of Directors in September 2022, attended at least 75% of the aggregate number of meetings of the Board and of each of the committees on which they served, held during the portion of the last year for which they were directors or committee members, respectively. Mr. Tosheff was unable to attend one of the two Audit Committee meetings held during his tenure on the Board in 2022 due to a pre-existing conflict.
Information Regarding Committees of the Board of Directors
The Board has four committees: an Audit Committee, a Compensation Committee, a Cybersecurity Risk Management Committee, and a Nominating and Corporate Governance Committee. The following table provides the current membership of each of the Board committees, and identifies the chairperson of each committee and the number of committee meetings held in 2022:

Name	Audit	Compensation	Cybersecurity Risk Management	Nominating and Corporate Governance
Arthur W. Coviello, Jr.				X*
John C. Huffard, Jr.			X*
Linda Zecher Higgins		X*		X
Niloofar Razi Howe		X
A. Brooke Seawell	X*
George Alexander Tosheff (1)	X		X
Raymond Vicks, Jr.(2)	X
Total meetings in 2022	8	4	0(3)	4
_____________
*    Committee Chairperson
(1)    Mr. Tosheff joined the Board in September 2022.
(2)    Mr. Vicks joined the Board in January 2022.
(3)    The first meeting of the Cybersecurity Risk Management Committee was held on February 22, 2023. The Cybersecurity Risk Management Committee was formerly a subcommittee of the Audit Committee beginning in 2017.
Below is a description of each committee of the Board of Directors. Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results, including a review of our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

•reviewing our policies on risk assessment and risk management;
•overseeing the organization and performance of the Company's internal audit function;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related party transactions; and
•meeting in executive session with management and the Company's independent registered public accountants.

The Audit Committee is currently composed of three directors: A. Brooke Seawell, George Alexander Tosheff, and Raymond Vicks, Jr. Arthur Coviello served as a member of the Audit Committee until January 2022. Kimberly Hammonds served as a member of the Audit Committee until June 2022. The Audit Committee met eight times during 2022. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.tenable.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).
The Board of Directors has also determined that Messrs. Vicks and Seawell each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Vicks and Seawell's level of knowledge and experience based on a number of factors, including their formal education, Mr. Seawell's experience as a chief financial officer of public reporting companies and Mr. Vicks' public accounting experience.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
A. Brooke Seawell, Chair
George Alexander Tosheff
Raymond Vicks, Jr.
*The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;
•review and approve the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and other senior management;
•review and recommend to the Board for approval the type and amount of compensation to be paid or awarded to our directors; and
•administration of our equity compensation plans, bonus plans, benefit plans and other similar plans and programs.
The Compensation Committee is currently composed of two directors: Linda Zecher Higgins and Niloofar Razi Howe. Jerry M. Kennelly ceased being a member of the Compensation Committee in September 2022 in connection with his retirement. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met four times during 2022. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.tenable.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, Chief People Officer and Compensia, Inc. ("Compensia"), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition to our Chief Executive Officer, our Chief People Officer and our General Counsel also regularly attend meetings at the invitation of the Compensation Committee and take part in discussions about executive compensation. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past calendar year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee retained Compensia as its compensation consultant. Our Compensation Committee identified Compensia based on Compensia's general reputation in the industry. The Compensation Committee requested that Compensia:
•evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the Compensation Committee to review and update the group of companies that we use for comparative purposes and to perform an analysis of competitive performance and compensation levels for that group. The specific determinations of the Compensation Committee with respect to executive compensation for the year ended December 31, 2022, as well as the role of the compensation consultant in assisting with those determinations, are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2021, the Compensation Committee delegated authority to Mr. Yoran, in his capacity as our Chief Executive Officer and Chairman, to grant, without any further action required by the Compensation Committee, stock awards to certain employees who are not officers of the Company, up to and including employees at the senior vice president level. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of stock awards to non-management employees, particularly new employees and promoted employees, within specified limits approved by the Compensation Committee. The number of shares underlying awards approved by Mr. Yoran for (i) new hire, annual and promotion awards, are subject to maximum limits based on a targeted market range of share value and other parameters for each recipient’s classification as set forth in guidelines approved by the Compensation Committee from time to time and (ii) for certain merit awards, subject to a pre-approved maximum aggregate number of shares. Typically, as part of its oversight function, the Compensation Committee reviews on a quarterly basis the list of grants made by Mr. Yoran. During 2022, Mr. Yoran exercised his authority to grant a total of 1,078,940 restricted stock units ("RSUs") to qualifying employees. No other equity awards were granted pursuant to Mr. Yoran’s authority during 2022.
The Compensation Committee typically makes adjustments to annual compensation, approves changes to the key financial metric targets and formulas used to determine annual bonus payments, approves additional equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Linda Zecher Higgins, Chair
Niloofar Razi Howe
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is currently composed of two directors: Arthur W. Coviello, Jr., and Linda Zecher Higgins. Kimberly Hammonds served as a member of the Nominating and Corporate Governance Committee until June 2022. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2022. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.tenable.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Board diversity and inclusion is critical to Tenable’s success. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted by outside counsel annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but also engages professional search firms from time to time to assist in identifying potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tenable Holdings, Inc., Attention: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year's annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares of Tenable stock owned beneficially by such stockholder on the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee's qualifications as a director. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Cybersecurity Risk Management Committee
The Cybersecurity Risk Management Committee of the Board of Directors was established by the Board in November 2022 and assists the Board in fulfilling its oversight responsibility with respect to the management of risks related to the Company's information technology use and protection, cybersecurity, and product security. The Cybersecurity Risk Management Committee is responsible for oversight of the Company's:
•quality and effectiveness of the policies and procedures governing information technology and network systems, including relating to data governance, incident response procedures and disaster recovery capabilities, and product security;
•technology senior management teams' priorities for its information technology and engineering security functions;
•management of compliance risks and audits related to its information technology and network systems;
•internal access controls and audits relating to cyber and information security;
•disclosures in SEC filings related to its information technology and network systems; and
•cyber insurance policies and coverage.
The Cybersecurity Risk Management Committee is currently composed of two directors: John C. Huffard, Jr. and George Alexander Tosheff. All members of the Cybersecurity Risk Management Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Cybersecurity Risk Management Committee was formerly a subcommittee of the Audit Committee. The Cybersecurity Risk Management Committee was established in November 2022 and did not formally have a meeting for the remainder of the year ended December 31, 2022. The Board has adopted a written Cybersecurity Risk Management Committee charter that is available to stockholders on our website at www.tenable.com.
The Cybersecurity Risk Management Committee will meet quarterly and with greater frequency if necessary. The Cybersecurity Risk Management Committee will meet regularly in executive session. In addition to our Chief Executive Officer, our Chief Security Officer and our General Counsel will regularly attend meetings at the invitation of the Cybersecurity Risk Management Committee. The Cybersecurity Risk Management Committee also has direct access to our Chief Security Officer and evaluates his performance. From time to time, various members of management and other employees as well as outside advisors may be invited by the Cybersecurity Risk Management Committee to brief the committee members on the current threat landscape and cybersecurity efforts. Under its charter, the Cybersecurity Risk Management Committee is granted authority to retain independent advisors and investigate matters brought to its attention.
Stockholder Communications with the Board of Directors
All stockholders and other interested parties are welcome to communicate with our non-management directors through an established process for stockholder communication. For communication directed to our non-management directors, please contact our Corporate Secretary or Legal Department in writing at the address listed below.
Tenable Holdings, Inc.
6100 Merriweather Drive, 12th Floor
Columbia, MD 21044
Attn: Corporate Secretary or Legal Department

Our Corporate Secretary or Legal Department will review all incoming stockholder communications and determine whether the communication should be presented to the Board or the appropriate director or committee. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The screening procedures have been approved by a majority of our independent directors. All communications directed to the Audit Committee in accordance with the Company’s whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Code of Ethics
We have adopted the Tenable Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.tenable.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Hedging Policy
Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or laws require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Fees and Services
The following table represents aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended December 31,
(in thousands)	2022	2021
Audit Fees(1)	$1,707	$1,927
Audit-Related Fees(2)	271	—
Tax fees(3)	—	8
All Other Fees(4)	—	2
Total Fees	$1,978	$1,937
_____________
(1)     Audit fees consisted of fees billed for professional services provided in connection with the audits of our annual consolidated financial statements and our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and related procedures and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. Audit fees included fees related to business combinations in 2022 and 2021.
(2)    Audit-related fees in 2022 consisted of professional services provided in connection with attestation reports for service organizations.
(3)    Tax fees included fees for permissible tax advisory services.
(4)    All other fees included fees for access to online accounting and tax research software.

All fees and services described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Chair of the Audit Committee has been delegated authority to pre-approve certain audit and non-audit services, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP are compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders to approve, on an advisory non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation as a whole. The vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. At the 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a Say-on-Pay vote every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. The Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are aligned with our stockholders’ interests to support long-term value creation and enable us to attract and retain talented executives.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting Say-on-Pay votes, the next scheduled Say-on-Pay vote will be at the 2024 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

CORPORATE SOCIAL RESPONSIBILITY
We believe good governance at all levels is necessary to drive corporate responsibility, which in turn promotes the long-term interests of our stockholders and strengthens Board and management accountability. We focus our efforts in the following key areas:
•Governance;
•Environmental stewardship; and
•Social responsibility in: cybersecurity and data privacy, diversity, equity and inclusion, employee engagement, and community involvement.

Governance
Our Board sets high standards for the Company's employees, officers, and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. The Board adheres to our corporate governance guidelines, which are designed to give directors and management a flexible framework for effectively pursuing the Company's objectives for the benefit of its stockholders.
In the risk management process, risk oversight is one of the Board’s key functions. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Nominating and Corporate Governance Committee is responsible for environmental, social, and governance oversight and is briefed at least twice a year on relevant matters. For additional details on the Committee's oversight responsibilities see the section titled "Nominating and Corporate Governance Committee" above.
In addition to our governance best practices, we consider environmental and social issues in our operations. We believe that socially responsible operating practices go hand in hand with generating value for our stockholders, providing cybersecurity solutions for our clients, being good neighbors within our communities, and being a good employer to our employees. In our view, our corporate governance is more effective when we consider environmental and social issues as part of our oversight of corporate strategy, key risks, and our operations more generally.
We are committed to the promotion of ethical business practices and the implementation of measures to reduce the risk of corruption. We believe strongly in human rights, including, but not limited to, supporting our diverse and inclusive workforce and promoting equality of opportunity and treatment in hiring, training, promotions and working conditions. We took some additional steps in 2022 to ensure that what is important to Tenable extends to those with whom we do business, by adopting a Human Rights Policy and a Supplier Code of Conduct, which articulate our commitments and values regarding such matters as ethical business practices, labor practices (including child labor and human trafficking), data privacy, diversity and non-discrimination, and whistleblower protections, and our related expectations regarding supplier, vendor, and contractor practices.

Environmental Stewardship
Our Board and management team recognize that we have a role to play in environmental stewardship. Given that the Company is a software company, our energy consumption and usage within our data centers is an important component of the day-to-day operations of our business. We outsource our data center needs to Amazon Web Services (“AWS”). In addition to carefully choosing data center locations to mitigate environmental risks, AWS has a long-term commitment to using 100 percent renewable energy.
Aside from data center needs, greenhouse gas emissions and water and energy usage are not material factors in the day-to-day operations of our business. However, we believe that we can still play a part through environmentally sound practices. Consequently, we are in the process of determining and tracking our scope 1 and scope 2 footprint.
Our corporate headquarters is a LEED Certified Gold for Core Construction. In addition, we have taken the following actions to enable environmental stewardship:
•implemented recycling in our offices;
•offered biodegradable to-go boxes to reduce food waste;
•implemented a strict policy for disposing of hardware; and
•transitioned to a travel portal that provides detail on our carbon footprint.
Tenable and our employees have donated time and money to important environmental causes such as healthy waterways and other clean-up efforts, recycling, carbon footprint mitigation and protection of threatened wildlife. At Tenable, we believe our employees are our most critical catalysts for change. Our Green Initiatives group continues to gain traction as a way for employees to share best practices for an environmentally conscious lifestyle, building global support within the Company, and lead campaigns such as trash clean-ups, sustainable lifestyle pledges, and tree-planting initiatives. Partnering within our Tenable CARES program - detailed later in this section - the Green Initiatives group curates easy-to-implement actions and measures our collective impact.

Our regional Green Initiatives leaders build engagement and momentum by hosting regular community check-ins and information sessions and building camaraderie among members. Through their shared passion for environmentalism, participants inspire one another to take action for a greener and cleaner tomorrow. Our 2023 theme, “Go Plant!” is centered around the importance of trees in mitigating the effects of climate change. The Green Initiatives group will spearhead tree-planting sessions and provide educational resources.

Cybersecurity and Data Privacy
We take great pride in assisting our customers with enhancing their security posture through the use of our services and products. We understand that customers must trust and have confidence in an organization to use its service offerings for managing their exposure data. As such, we take the overall security of our products and their supporting infrastructure very seriously.
We align our information security and risk management program to the National Institute of Standards and Technology Cybersecurity Framework and have implemented an information security management system to protect the confidentiality, integrity, and availability of assets against threats and vulnerabilities. We achieved ISO/IEC 27001:2013 certification, recognizing our proven commitment to the highest level of information security management.
As a leader in cybersecurity, and with our focus on sound governance, we believe adding oversight at the board level is important, which is why we elevated the Cybersecurity Risk Management Committee from a subcommittee of the Audit Committee to a separate fully functioning committee of the Board in November of 2022. The Cybersecurity Risk Management Committee assists the Board in fulfilling its oversight responsibility for managing risks related to the Company’s information technology use and protection, cybersecurity, and product security. For additional details on the Committee's oversight responsibilities see the section titled "Cybersecurity Risk Management Committee" above.
Data privacy protection and cybersecurity require diligence and a community effort. We enable the community through our employees, customers, and products by bringing security awareness to everything we do. As an enterprise security company, we consistently look for ways to improve our security posture to maintain data privacy and protect sensitive information for our employees and customers.
Thousands of customers, including financial services organizations, healthcare providers, retailers, educational institutions, and government agencies, trust Tenable with their exposure data, digital identities and exposure insights in our cloud platform. Security is core to our corporate ethos and we allocate significant investment to protect the confidentiality, integrity, and availability of all customer data. One of our top priorities is preventing any non-customers or bad actors from accessing, disclosing, or violating the privacy and protection of data stored in the Tenable cloud platform. Using a combination of preventative and detective controls, environment segregation, automation, granular data access controls, modern identity and access management practices, and data localization, our products are built to protect data and help meet privacy obligations. We continuously assess and implement additional measures to help improve our security program and address the ever-changing threat landscape.

Diversity, Equity and Inclusion
We believe an inclusive culture drives employee engagement, sparks innovation and delivers exceptional business results. Tenable’s people strategy aspires to create a positive and rewarding experience for new, prospective and current employees across all aspects of employee connection — recruiting, onboarding, career growth, wellness and compensation. Our total rewards package — which includes abundant development options — recognizes employees for their contributions, gives them the opportunity for continued growth and provides resources to support well-being both inside and outside the workplace.
At Tenable, we strive to be a career destination in which employees from all backgrounds are welcomed and empowered, treated with fairness and respect, presented with opportunities to make a difference and provided with resources to enable them to grow.
We feel it is imperative to be transparent regarding our progress concerning Diversity, Equity and Inclusion ("DEI"). We undertake numerous efforts to increase representation in our workforce of historically excluded communities, cultivating a more inclusive culture and engaging more impactfully in the global communities that surround us. Our Diversity Council is made up of leaders from across our organization and is responsible for developing, enabling and promoting our strategic DEI plans.

They champion and prioritize all DEI initiatives, cultivate and strengthen a culture of inclusion and hold themselves and other leaders accountable for our DEI goals.
Our DEI strategy at Tenable is aligned to three major objectives:
•Workforce: increase the representation of women globally and people of color in the U.S.;
•Workplace: cultivate an inclusive workplace where all employees feel they belong and are given the support they need to thrive; and
•Community: increase our commitment to supporting the next generation of science technology, engineering and mathematics (STEM) talent in diverse communities.
To support our initiatives, we build partnerships within our communities to support organizations and events that strive for greater representation of women and underrepresented minorities in cybersecurity, hold inclusion, bias mitigation, and intercultural competency training and offer targeted development opportunities to assist with career advancement. Our efforts have included the following:
•implementing initiatives to drive diversity at the senior level which have enabled us to increase the percentage of new hires and internal promotions;
•using diversity-focused recruiting programs to help increase representation of women and people of color in cybersecurity. All of our open external positions are made available on diversity-focused job boards;
•using talent scout programs for mid-level diverse talent to network with senior leaders as well as directed recruitment marketing efforts to diverse Tenable Talent Networks;
•establishing Employee Resource Groups to connect and support employees who identify with diverse communities and identities;
•working with external partners to host professional development events, including Pronoun Workshop for LGBTQ+ allies;
•launching workshops for teams to discuss inclusion-related topics, such as cultural competency, and providing an Intercultural Development Inventory Administrator Certification through Tenable's professional development benefit; and
•enhancing our mentorship program, focusing on opportunities for women, Black, and Hispanic employees to establish greater professional connections and grow within our organization.

Employee Engagement
Our ability to fulfill core values depends on how well we listen to our employees. We constantly ask employees what they need to do their best work and we act on their input. We have several different methods of soliciting employee feedback to ensure we hear from all parts of the business. We also create regular opportunities for two-way communication with our executives to help our people better understand how decisions are made. Our methods include the following:
•conducting an annual employee engagement survey combined with periodic division - or region-specific check-ins;
•soliciting employee feedback at various stages of their employment cycle, from onboarding to offboarding;
•holding monthly executive "coffee chat" sessions during which employees can engage with our senior leaders to exchange information, provide feedback and brainstorm ideas in small-group settings;

•staging monthly company-wide All Hands meetings led by our CEO, with an open question-and-answer period;
•empowering departmental, regional or team leaders to host their own town halls for their direct reports;
•encouraging people managers to hold regular check-in meetings with their direct reports where they can focus on real-time feedback, recognition, coaching, and professional development; and
•ensuring executive sponsorship of each Employee Resource Group, providing each cohort with a direct path to communicate with senior leadership.
We believe professional development is a continuous and iterative process and encourage employees to think of refining and redefining their development goals and plans as a path or direction, rather than pursuing a specific job position or promotion. We promote and support employee development and organizational effectiveness by providing numerous high-quality learning and development options. Employees and their managers work together to create development plans for increasing business acumen and building on the skills and knowledge each employee needs to excel in their position and grow professionally. Our professional development offerings include mentor and mentee matching and informal networking opportunities, tuition reimbursement and professional development funds, access to industry-leading tools for learning and building skills, a management development program, career development and learning events, and an internship program.

We expect our employees to respect and adhere to the highest standards of business conduct, including as set forth in our Code of Business Conduct and Ethics. All employees are expected to complete certain compliance training requirements annually. Topics include information security, data privacy, harassment prevention, anti-bribery and insider trading.

Community Involvement
We invest in social good in alignment with our company values. Tenable demonstrates that we care by striving to make a positive difference in everything that we do — in our work, with our customers and colleagues and in our communities. We are proud to contribute to charities, initiatives and programs that strengthen our industry and impact our employees and communities.
Our people strive to create a better tomorrow by giving back to their communities globally through our internal giving and volunteerism program, Tenable CARES. Tenable CARES is designed to make it easier for our employees to support the charitable organizations that are important to them. The program offers employees one day of paid leave per year to participate in volunteer activities. In addition, we match employee donations to their preferred organizations and give each employee an opportunity to nominate a cause that is important to them to be selected as Tenable's global cause of the year. In 2022, Tenable's global cause of the year was St. Jude Children's Research Hospital. Previous causes have included the Multiple Sclerosis Foundation and the Make-A-Wish Foundation. Through Tenable CARES, we aim to unite our employees around our missions and use our programs and tools to help spread the word about their charitable passions and work.
Just as volunteering in our communities is an important aspect of our corporate culture, we encourage our employees to express their voices in local, state, and national public policy. Employees are given a total of one day off per year to exercise their right to vote. We are also focused on advocating for policies that impact Tenable and the cybersecurity industry as a whole. We regularly engage with U.S. federal, state, and local government entities to provide expertise and thought leadership to policymakers as they shape policies and regulations that directly impact our customers and cybersecurity as a whole. But our efforts are not limited to the U.S. government. We engage governments, policymakers and partners around the world to advocate on important issues affecting our business, our customers, our partners, and the communities in which we operate.
We also lend our expertise to promote cybersecurity resilience and help inform the development of cybersecurity standards. We participate in numerous government bodies - such as the President's National Security Telecommunications Advisory Committee and the National Institute for Standards and Technology's National Cybersecurity Center of Excellence - to provide cybersecurity and technology insight to policymakers and government officials.
These engagements have led to opportunities to provide official testimony at congressional hearings on topics ranging from securing critical infrastructure to creating the Office of the National Cybersecurity Director. Tenable participates in a range of conferences, events, and summits that collectively advance our public policy goals. In addition, we conduct lobbying activities aimed at supporting policies that enhance cybersecurity and digital resilience. These activities are reported publicly in accordance with the Lobbying Disclosure Act and all subsequent amendments to the law.
Complementary to our policy advocacy, we are engaged in cyber threat intelligence information sharing and operational collaboration with multiple organizations, including the Cybersecurity and Infrastructure Security Agency's Joint Cyber Defense Collaborative. We are a member of the following associations: Alliance for Digital Innovation, the Cybersecurity Coalition, the Computing Technology Industry Association, the Information Technology Industry Council, the International Society of Automation, the National Association of Chief Information Officers, and the National Governors Association.
In addition, we formed a federal Political Action Committee ("PAC"), which allows eligible employees to pool their voluntary, personal contributions to help support and elect pro-technology and pro-cybersecurity lawmakers to Congress. Tenable's PAC does not advance a partisan or social agenda, but instead ensures public policies promote sound cybersecurity policies and growth for our business, our employees and our customers. You can find all disbursements for the Tenable PAC by visiting the Federal Election Commission website.
EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 12, 2023, are as follows:

Name	Age	Position(s)
Executive Officers
Amit Yoran	52	Chief Executive Officer and Chairman
Stephen A. Vintz	54	Chief Financial Officer
Mark Thurmond	53	Chief Operating Officer
The biography of Mr. Yoran is set forth in “Proposal 1: Election of Directors” above.

Stephen A. Vintz

Stephen A. Vintz has served as our Chief Financial Officer since October 2014. Mr. Vintz previously served as Executive Vice President and Chief Financial Officer of Vocus. Mr. Vintz received a B.B.A. in Accounting from Loyola University Maryland and is a Certified Public Accountant.

Mark Thurmond

Mark Thurmond has served as the Company’s Chief Operating Officer since February 2020. Prior to joining the Company, Mr. Thurmond served as the Chief Operating Officer of Turbonomic Inc. from September 2017 to February 2020 and as the Executive Vice President, Worldwide Sales and Services of QlikTech International AB from August 2015 to August 2017. Mr. Thurmond holds a B.S. in Psychology from Hofstra University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 3, 2023 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
The Vanguard Group(2)	11,310,002	9.9%
FMR, LLC(3)	11,132,927	9.7%
BlackRock, Inc.(4)	9,876,238	8.6%

Named executive officers and directors:
Amit Yoran(5)	3,534,554	3.0%
Stephen A. Vintz(6)	1,028,326	*
Stephen A. Riddick(7)	56,721	*
Mark Thurmond(8)	26,520	*
Arthur W. Coviello, Jr.(9)	25,879	*
John C. Huffard, Jr.(10)	482,753	*
Linda Zecher Higgins(11)	5,922	*
Niloofar Razi Howe(12)	3,308	*
A. Brooke Seawell(13)	264,962	*
Raymond Vicks, Jr.(14)	1,697	*
George Alexander Tosheff(15)	5,613	*
All current executive officers and directors as a group (10 persons)(16)	5,379,534	4.5%
_____________
*    Represents beneficial ownership of less than 1%.
(1)    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 114,693,859 shares outstanding on March 3, 2023, adjusted as required by rules promulgated by the SEC.
(2)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2023, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 11,008,997 of the shares, shared dispositive power with respect to 301,005 of the shares and shared voting power with respect to 190,290 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023, which states that FMR LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 11,131,903 of the shares. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)    As reported in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2023, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 9,610,017 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)    Consists of (a) 204,925 shares of common stock held by Mr. Yoran directly, (b) 245,947 shares of common stock held by the Amit Yoran 2020 Family Trust, (c) 350,270 shares of common stock held by the Amit Yoran Grantor Retained Annuity Trust A, (d) 179,700 shares of common stock held by the Amit Yoran Grantor Retained Annuity Trust B and (e) 2,553,712 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 3, 2023.
(6)    Consists of (a) 194,392 shares of common stock and (b) 833,934 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 3, 2023.
(7)    Consists of (a) 42,199 shares of common stock and (b) 14,522 shares of common stock issuable upon the exercise of outstanding options exercisable as of October 14, 2022, Mr. Riddick's last day of employment with the Company.
(8)    Consists of 26,520 shares of common stock held by Mr. Thurmond directly.
(9)    Consists of 25,879 shares of common stock held by Mr. Coviello directly.
(10)    Consists of (a) 7,135 shares of common stock held by Mr. Huffard directly, (b) 31,847 shares of common stock held by Mr. Huffard’s spouse in the Mary Kathryn Braden Huffard Revocable Trust U/T/A dated March 2, 2012, (c) 390,183 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns 2019 Non-Exempt Irrevocable Trust U/T/A dated November 15, 2019, and (d) 53,588 shares of common stock held by Mr. Huffard and Mary Kathryn Braden Huffard, as Trustees of The John Cloyd Huffard Jr Revocable Trust U/T/A dated March 2, 2012.
(11)    Consists of 5,922 shares of common stock held by Ms. Zecher Higgins directly.
(12)    Consists of 3,308 shares of common stock held by Ms. Howe directly.
(13)    Consists of (a) 34,962 shares of common stock and (b) 230,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 3, 2023.

(14)    Consists of 1,697 shares of common stock held by Mr. Vicks directly.
(15)    Consists of 5,613 shares of common stock held by Mr. Tosheff directly.
(16)    Consists of (a) 1,761,888 shares of common stock and (b) 3,617,646 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 3, 2023.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering one transaction was inadvertently filed late on behalf of Mr. Tosheff by the Company.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews the material elements of our 2022 executive compensation, philosophy, policies and practices, and discusses compensation earned by our named executive officers, which for 2022 were as follows (our “Named Executive Officers”):

Name	Position
Amit Yoran	Chief Executive Officer and Chairman of the Board of Directors
Stephen A. Vintz	Chief Financial Officer
Stephen A. Riddick(1)	Former Chief Legal Officer and Corporate Secretary
Mark Thurmond(2)	Chief Operating Officer
(1)    Effective October 14, 2022, Mr. Riddick retired as Chief Legal Officer and Corporate Secretary of the Company.
(2)    Mr. Thurmond was not an executive officer at the end of 2022. However, we have voluntarily included Mr. Thurmond as a Named Executive Officer for 2022 because he would have been among the three most highly compensated executive officers of the Company if he had been serving as an executive officer at the end of 2022.
Executive Summary
Who We Are
We are a leading provider of exposure management solutions. Exposure management is an effective discipline for managing, measuring and comparing cybersecurity risk in today's complex IT environments.
2022 Business Highlights
2022 was a strong year, marked by increased revenue and calculated current billings growth and attractive levels of free cash flow. Our 2022 highlights were as follows:
•Revenue was $683.2 million, a 26% increase year-over-year;
•Calculated current billings was $776.9 million, a 26% increase year-over-year;
•GAAP loss from operations was $67.8 million, compared to a loss of $41.8 million in 2021. Non-GAAP income from operations was $67.7 million, compared to $51.0 million in 2021;
•GAAP net loss was $92.2 million, compared to a loss of $46.7 million in 2021. Non-GAAP net income was $44.3 million, compared to $38.9 million in 2021;
•GAAP net loss per share was $0.83, compared to a loss per share of $0.44 in 2021. Non-GAAP diluted earnings per share was $0.38, compared to $0.34 in 2021; and
•Net cash provided by operating activities was $131.2 million, compared to $96.8 million in 2021.
•Unlevered free cash flow was $128.1 million, an increase of 35% from $95.2 million in 2021.
Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.

Executive Compensation Highlights
We seek to ensure that executive pay is tied to performance and long-term stockholder value creation. Based on our success in executing our strategic plan in a challenging environment, including progress by the executive leadership team on our diversity and inclusion and employee engagement and development initiatives, and continuing a safe working environment during the pandemic, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers in 2022:
•Base Salaries - We approved salary increases in 2022 for our Named Executive Officers in light of their and the company’s strong performance and to maintain market competitiveness relative to our peers. Raises ranged from 3.5% to 3.6%.
•Cash Bonuses - Our cash bonus structure mirrored that of prior years and incorporated revenue, unlevered free cash flow and bookings goals. Our target cash bonuses are expressed as a percentage of base salary paid out based on quarterly and annual attainment, and remained comparable with 2021. For 2022, our Compensation Committee capped the bonus payments at 200% of the target. Given our strong performance in these areas, cash bonuses were paid out in accordance with their plan formula above target at 102.8%.
•Long-Term Incentive Compensation - We continue to provide a large percentage of our Named Executive Officers’ compensation opportunity through our long-term incentive compensation program. In 2022, our long-term incentive plan continued to include the grant of restricted stock units (“RSUs”) subject to service-based vesting and we began granting performance restricted stock units ("PSUs") subject to achievement of certain performance goals and followed by additional service-based vesting. In order to remain competitive, the aggregate dollar value of Messrs. Yoran, Vintz, Riddick and Thurmond’s 2022 grants were increased relative to 2021 by $1.5 million, $1.0 million, $0.3 million and $0.5 million, respectively.
•We adopted a compensation recoupment policy under which compensation paid to or earned by our executives may be recovered in the event of financial restatements and misconduct that contributed to the financial restatements.
We believe the increases in our Named Executive Officers' 2022 total direct compensation are consistent with our successful performance, company growth and philosophy of retaining and rewarding our executives for successful company performance.

2022 Target Total Direct Compensation Overview
For 2022, 95% of our CEO’s total reported compensation and an average of 91% of our other Named Executive Officers’ total reported compensation was at-risk through quarterly and annual bonuses earned and equity incentives awarded, as reported in the Summary Compensation Table.
_____
(1)    Other executives pay mix assumes Mr. Riddick received his target bonus amount for the full year rather than the actual pro rata amount he received due to his retirement in October 2022. The bonus amounts for the other executives are the actual bonus amounts for the full year.
Listening to Our Stockholders
At our annual meeting of stockholders in 2022, we conducted our second advisory vote on executive compensation, or a say-on-pay vote. Approximately 94.4% of the votes cast on the say-on-pay proposal supported the proposal. Our Compensation Committee reviewed the final vote results for the proposal and given the level of support, concluded that our compensation program provided a competitive performance package that incentivizes our Named Executive Officers and encourages their retention over the long term. Accordingly, other than as described below, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. However, in order to strengthen the Company's pay for performance philosophy and in light of stockholder and institutional investor feedback, the Compensation Committee began granting PSUs and adopted the Compensation Recoupment Policy. Our Compensation Committee will continue to monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Executive Compensation Policies and Practices
We endeavor to maintain appropriate pay-for-performance alignment and sound governance standards as we review and manage executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our key convictions with respect to executive compensation and related policies and practices:

What We Do	What We Do Not Do
•Maintain an independent Compensation Committee. Retain an independent compensation advisor.
•Annual executive compensation strategy review. Multi-year vesting requirements for equity awards.
•“Double-trigger” change-in-control arrangements.
•Succession planning by full Board.
•Annual Say-on-Pay voting.
•Executive compensation “clawback” policy for our executives, including our Named Executive Officers, and stock ownership guidelines for our non-employee directors.
•Stock incentive plans and executive employment agreements that provide for forfeiture of equity awards and severance if an executive is terminated for cause, including due to misconduct that results in reputational harm to the Company.

•No guaranteed bonuses. No tax “gross ups” on payments on future post-employment compensation arrangements.
•No hedging or pledging of our equity securities.
•No mid-year adjustments or modifications of our cash or equity incentives in 2022, despite the recent volatile market condition.
•No retirement and perquisite benefits to our executives that are not offered to employees generally.

Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. To achieve these objectives, we believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.
Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
•Align the interests and objectives of our executives with those of our stockholders by linking our executives’ long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•Offer total compensation opportunities to our executives that, while competitive, are internally consistent.

Executive Compensation Design; Pay for Performance
The annual compensation arrangements for our Named Executive Officers consist of both fixed and "at risk" compensation elements which have been designed to align pay and performance.
Our fixed base salaries are designed to retain our executives by providing dependable and competitive annual income. In addition, we emphasize variable compensation through our short-term incentive cash bonus plan based on our Named Executive Officers attainment of pre-established short-term financial targets as determined from time to time by the Company and reviewed by our Board of Directors in connection with our annual operating plan, and "at-risk" compensation through our long-term equity incentive plan, which consists of service-vesting RSUs and, beginning in 2022, PSUs.
Historically, we believed that service-based RSU awards were an appropriate long-term incentive compensation vehicle in so far as they exposed our Named Executive Officers to fluctuations in our stock price, thereby aligning the interests of our Named Executive Officers and stockholders and incentivizing them to build sustainable long-term value for the benefit of our stockholders while satisfying our retention objectives. In 2022, we decided to incorporate PSUs in our long-term incentive plan as a portion of our long-term incentive grants in order to further tie pay to performance. For 2022, PSUs made up 25% of the total grant date fair value of the long-term incentive grants for our Named Executive Officers. In future years and over time, the Compensation Committee intends to gradually shift the mix of equity awards granted to Named Executive Officers to include a higher proportion of performance-based incentives.
These at-risk pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable commensurate with our actual performance.

Compensation Elements
In 2022, the principal elements of our executive compensation program, and the objective and key features of each element, were as follows:

Element	Type and Form of Element	Objective	Key Features
Base Salary	Fixed/Cash
Designed to attract and retain highly talented executives by providing financial stability and security for performing job responsibilities through a fixed amount that is market competitive and rewards performance

• Established initially through arm’s-length negotiation at the time of hire and then reviewed annually at beginning of year.
• Factors considered include: executive's position, qualifications, experience, pre-hire salary level, the base salaries of our other executives, company and individual performance, retention objectives, a competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)

Short-Term Incentive	Variable/Cash Bonus	Designed to motivate and reward executives with financial incentives for achieving or exceeding rigorous quarterly and annual financial objectives related to our key business imperatives	• Target bonus amounts generally are reviewed annually at the beginning of year and determined based on various factors, including company and individual performance, a competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)
• Bonus payments earned are determined after each quarter and the full-year
• Bonus payments are generally dependent upon achievement of pre-established corporate financial objectives selected by our Compensation Committee from our annual operating plan reviewed by our Board of Directors

Long-Term Incentive	At risk/RSUs and Variable/PSUs	Designed to motivate and reward executives for successful long-term performance, align interests of executives and stockholders by motivating them to create sustainable long-term stockholder value, and encourage continued employment of executives over the long-term	• Annual award opportunities are generally reviewed and determined annually at beginning of the year or as appropriate during year for new hires, promotions, or other special circumstances
• Individual awards are determined based on various factors, including company and individual performance, retention value of outstanding equity holdings, competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)
• Historically granted RSU awards or stock options with four-year vesting requirements, although the Compensation Committee has discretion to grant other equity vehicles and use different vesting requirements or performance conditions
• In 2022, added PSUs to the long-term incentive program in order to more closely tie together Named Executive Officer compensation and Company performance
Other Compensation	Retirement and health and welfare benefits offered to all employees on the same terms	Employee benefits that promote employee savings and health and welfare, which assists in attracting and retaining our executives and employees	Indirect compensation element consisting of programs such as medical, vision, dental, life and disability insurance, as well as the 401(k) Plan with a company matching contribution and an ESPP, and other plans and programs made available to all eligible employees
Base Salary
In February 2022, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to the CEO's own compensation), as well as the other factors described in “Compensation-Setting Process" below. Following this review, the Compensation Committee determined to adjust the base salaries of our Named Executive Officers to enhance their competitiveness.

The base salaries of our Named Executive Officers were as follows:

Named Executive Officer	2021 Base Salary	2022 Base Salary	Percentage Adjustment
Mr. Yoran	$470,000	$487,000	3.6%
Mr. Vintz	400,000	414,000	3.5%
Mr. Riddick	360,000	373,000	3.6%
Mr. Thurmond	400,000	414,000	3.5%
The base salaries paid to our Named Executive Officers during 2022 are set forth in the Summary Compensation Table below.
Cash Bonuses
Cash bonuses are based upon a specific percentage of each participant’s annual base salary and are paid, subject to goal attainment, in five equally weighted installments, one following each quarter and the fifth payment following year-end.
We believe that paying bonuses throughout the year is the most effective way to motivate achievement of our short-term financial goals because quarterly and annual payments align with the time periods for which we provide external guidance to the investment community.
2022 Cash Bonus Structure
In February 2022, the Compensation Committee reviewed the target short-term cash incentive bonus opportunities of our Named Executive Officers in place for 2022, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to the CEO's own bonus opportunity), as well as the other factors described in “Compensation-Setting" below. Following this review, the Compensation Committee determined that the target short-term cash incentive bonus opportunities would remain unchanged as a percentage of their base salaries for our Named Executive Officers.
Accordingly, the target short-term cash incentive bonus opportunities of our Named Executive Officers for 2022 were as follows:

Named Executive Officer	2022 Target Cash Bonus Opportunity	Target Percentage of Base Salary
Mr. Yoran	$487,000	100.0%
Mr. Vintz	362,250	87.5%
Mr. Riddick	186,500	50.0%
Mr. Thurmond	362,250	87.5%
Consistent with the prior year, for 2022, our Board of Directors established anticipated target goals for each performance metric used in our annual operating plan, with actual bonus payments at each periodic payment interval calculated by multiplying 20% of a participant’s target cash bonus opportunity by the weighted average percentage attainment level of the applicable goals for each applicable quarter or full year. No payments are made if attainment is below 75% and the maximum payment is capped at 200% of the target amount. Accordingly, for 2022, the target performance goals for our Named Executive Officers were as follows, each of which exceeds prior year actual performance:

Performance Metric	Target Performance Level (in thousands)(1)	Weighting
Revenue + Unlevered Free Cash Flow (2)	$795,666	66.67%
Bookings	(3)	33.33%
_____________
(1)    The target performance level for each performance metric was adjusted to include the effect of certain acquisitions that occurred during the period.
(2)     Unlevered Free Cash Flow is a non-GAAP measure. Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
(3)    We have chosen not to disclose the target performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2022, the Board of Directors considered the target performance achievement levels for the bookings performance measure to be challenging but achievable with significant effort requiring circumstances to align as projected. The bookings target goal reflected an approximate 25.4% increase over our actual bookings results from 2021.
For this purpose, each of the above metrics are defined as follows:
•Revenue - to be calculated in accordance with GAAP and as set forth in our quarterly and annual financial statements.
•Unlevered Free Cash Flow – to be calculated as free cash flow, defined as GAAP net cash flows from operating activities reduced by purchases of property and equipment, plus cash paid for interest and other financing costs, excluding payments for certain acquisition-related expenses.
•Bookings - to be calculated as sales of new and renewal subscription licenses, perpetual licenses and related first-year maintenance, and services and training, which are closed in a period. Bookings is based on annual contract value (ACV), whereby we include only the first-year contract value as booked in cases where a multi-year deal is prepaid or billed upfront.
Our Board of Directors believed that, for purposes of the short-term cash incentive bonus plan, these were the most appropriate corporate performance measures to use because, in its view, they would provide meaningful indicators of our successful execution of our annual operating plan and our ability to enhance long-term value creation. In particular, we believe our bookings levels are an effective measure of annual contract value, which management uses to measure the growth of our business.
2022 Cash Bonus Attainment
Our actual performance against the aggregate target level for the various corporate performance measures for each quarter and for the full year, as applicable, as well as the amounts received by each Named Executive Officer, were reviewed by the Compensation Committee in February 2023.

The following table provides information regarding the full year cash bonus payout level achieved by the Named Executive Officers during 2022:

Performance Metric	Actual Performance Level (in thousands)(1)	Percentage of Target
Revenue + Unlevered Free Cash Flow	$813,902	102.3%
Bookings	(2)	97.6%
_____________
(1)    The actual performance level for each performance metric includes the effect of certain acquisitions that occurred during the period.
(2)     We have chosen not to disclose the performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2022, the Board of Directors considered the target performance achievement levels for the booking performance measure to be challenging but achievable with significant effort requiring circumstances to align as projected. The bookings performance attainment reflected an approximate 22.4% increase over our actual bookings results from 2021.

The following table provides information regarding the actual quarterly and full year cash bonuses earned by the Named Executive Officers during 2022:

Named Executive Officer	Performance Period	Target Quarterly/Annual Bonus	Aggregate Weighted Average Achievement/ Payment Percentage	Actual Quarterly/Annual Bonus
Mr. Yoran	First Quarter	$97,400	99.2%	$96,621
	Second Quarter	97,400	106.7%	103,926
	Third Quarter	97,400	107.1%	104,315
	Fourth Quarter	97,400	99.9%	97,303
	Full Year	97,400	101.1%	98,471
	Total 2022	$487,000	102.8%	$500,636

Mr. Vintz	First Quarter	$72,450	99.2%	$71,870
	Second Quarter	72,450	106.7%	77,304
	Third Quarter	72,450	107.1%	77,594
	Fourth Quarter	72,450	99.9%	72,378
	Full Year	72,450	101.1%	73,247
	Total 2022	$362,250	102.8%	$372,393

Mr. Riddick	First Quarter	$37,300	99.2%	$37,002
	Second Quarter	37,300	106.7%	39,799
	Third Quarter	37,300	107.1%	39,948
	Fourth Quarter(1)	37,300	—%	—
	Full Year(1)	37,300	—%	—
	Total 2022	$186,500		$116,749

Mr. Thurmond	First Quarter	$72,450	99.2%	$71,870
	Second Quarter	72,450	106.7%	77,304
	Third Quarter	72,450	107.1%	77,594
	Fourth Quarter	72,450	99.9%	72,378
	Full Year	72,450	101.1%	73,247
	Total 2022	$362,250	102.8%	$372,393
_____
(1)    Mr. Riddick did not receive his fourth quarter and full year bonuses due to his retirement in October 2022.
The cash bonus payments made to our Named Executive Officers for 2022 are set forth in the “Summary Compensation Table” below.
Long-Term Incentive Compensation
In February 2022, as part of its annual compensation review the Compensation Committee determined to change its equity grant program for our Named Executive Officers to include PSUs, with an initial award mix consisting of approximately 75% RSUs and 25% PSUs (based on target grant date values). Accordingly, each of our Named Executive Officers received annual 2022 long-term equity grants consisting of a mix of RSUs and PSUs. Each RSU and PSU granted represents a contingent right to receive one share of our common stock for each unit that ultimately vests. Based upon a review of competitive market practice and the incentive power of these awards, in February 2022, the Compensation Committee granted RSU and PSU awards to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market competitiveness as follows for each Named Executive Officer:

Named Executive Officer	Restricted Stock Unit Award (shares)	Restricted Stock Unit Award (grant date fair value)	Performance Stock Unit Award (target shares)	Performance Stock Unit Award (target grant date fair value)	Total Grant Date Fair Value	Total Year-over-Year Change
Mr. Yoran	150,100	$6,749,997	50,033	$2,249,984	$8,999,981	20.0%
Mr. Vintz	85,056	3,824,968	28,352	1,274,990	5,099,958	24.4%
Mr. Riddick(1)	41,694	1,874,979	13,898	624,993	2,499,972	13.6%
Mr. Thurmond	61,708	2,775,009	20,569	924,988	3,699,997	15.6%
_____
(1)    Mr. Riddick forfeited all RSUs and PSUs awarded to him in 2022 in connection with his retirement.
2022 RSU Awards
RSU awards serve as an incentive that is aligned with the long-term interests of our stockholders because their value increases (or decreases) with any change in the value of the underlying shares. Further, RSUs serve our retention objectives because they are subject to a multi-year vesting requirement based on continued service. The RSU awards granted to our Named Executive Officers vest over a four-year period, with 25% of the total number of units subject to the award vesting on the first anniversary of February 23, 2022, the vesting commencement date, and 1/16th of the total number of units subject to the award vesting in quarterly installments over the following three years, contingent upon the Named Executive Officer’s continued employment by us through each applicable vesting date.
2022 PSU Awards
For 2022, the Compensation Committee decided to introduce PSUs, representing 25% of the equity award mix (based on target grant date values), to strengthen the Company's pay for performance philosophy and in light of stockholder and institutional investor feedback. Because PSUs are only earned upon achievement of key performance goals that drive our business and our stockholder value, the Compensation Committee believes that these awards increase the alignment between the interests of our executive officers and stockholders. In future years and over time, the Compensation Committee intends to gradually shift the mix of equity awards granted to Named Executive Officers to include a higher proportion of performance-based incentives.
The PSU awards were subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2022, and (ii) a service-based vesting requirement, with 25% of the total number of PSUs deemed to be eligible to vest by the Compensation Committee vesting on the first anniversary of February 23, 2022, and the remainder vesting quarterly over the following three years, subject to the Named Executive Officer's continuous service through each applicable vesting date. The vesting of the PSUs may accelerate upon certain change in control events.

For purposes of the PSU awards, global bookings, revenue and unlevered free cash flow have the same definitions set forth above under “Cash Bonuses.” The Compensation Committee selected these performance measures based on its belief that they were the best indicators of our successful execution of our annual operating plan and our ability to enhance long-term value creation.
The number of units (and, correspondingly, the number of shares) that could be earned under the PSU awards ranged from 0% to 200% of the target number of PSUs granted, subject to the service-based vesting requirement described above. The levels of performance required to earn the target number of PSUs was approved by the Compensation Committee at the time of grant as follows:

Global Bookings and Revenue + Unlevered Free Cash Flow	Achievement Percentage	Payout Percentage(1)
Maximum	125.0%	200%
Target	100.0%	100%
Threshold	75.0%	50%
<Threshold	<75.0%	0%
___
(1)    In the event of actual performance between the threshold and target, or between the target and maximum, performance levels, the payout percentage would be calculated between each designated segment on a linear basis.
The threshold performance level for each corporate performance measure was the minimum performance level that had to be achieved before the performance-vesting condition would be satisfied with respect to any PSUs. If the threshold performance level was not achieved, then no PSUs would become eligible to vest with respect to that measure. The Compensation Committee viewed these performance levels as challenging, but achievable with maximum effort.
In February 2023, the Compensation Committee determined that, for 2022, our corporate performance measures were achieved as follows, resulting in an aggregate weighted payment percentage of 106.0% with respect to the PSUs:

Corporate Performance Measure	Measure Achieved(1)	Percentage of Target Measure Achieved (2)	Payment Percentage	Plan Weight	Weighted Payment Percentage
Revenue + Unlevered Free Cash Flow	813,902	102.6%	110.5%	66.67%	73.7%
Bookings	(3)	98.5%	97.0%	33.33%	32.3%
Total					106.0%
_____________
(1)    The actual performance levels for each performance metric includes the effect of certain acquisitions that occurred during the period.
(2)     The target performance levels were not adjusted to include the effect of certain acquisitions that occurred during the period.
(3)    We have chosen not to disclose the target performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2022, the Board of Directors considered the target performance achievement levels for the booking performance measure to be challenging but achievable with significant effort requiring circumstances to align as projected. The bookings performance attainment reflected a 22.4% increase over our actual bookings results from 2021.

Accordingly, the number of PSUs that were earned by the Named Executive Officers are:

Named Executive Officer	Number of 2022 PSUs Eligible to Service-Vest
Mr. Yoran	53,034
Mr. Vintz	30,053
Mr. Riddick(1)	—
Mr. Thurmond	21,803
_____________
(1)    As noted above, Mr. Riddick forfeited all PSUs awarded to him in 2022 in connection with his retirement.
The equity awards granted to our Named Executive Officers in 2022 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.
Health and Welfare, Retirement and ESPP Benefits
Our Named Executive Officers are eligible to receive the same health and welfare benefits that are generally available to all full-time, salaried employees, subject to the satisfaction of certain eligibility requirements, including medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.
Our Named Executive Officers are also eligible to participate in our 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. For 2022, during each pay period, we made matching contributions to all participating employees for each $1.00 of an employee’s contribution, up to a maximum of 4% of the employee’s eligible earnings, subject to annual limitations.
We provide additional long-term equity incentives through the 2018 Employee Stock Purchase Plan (the “ESPP”), which became effective in connection with our initial public offering in July 2018. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Generally, all of our regular employees (including our Named Executive Officers during their employment with us) may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not offer perquisites or other personal benefits to our Named Executive Officers, apart from those generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers, including by overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers. In so doing, the Compensation Committee reviews our Named Executive Officers’ base salary levels, cash bonus targets, and long-term incentive compensation of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Compensation adjustments to base salary are generally effective on March 1 and changes to target bonus amounts are generally effective at the beginning of the year. The Compensation Committee also makes compensation recommendations for the non-employee members of our Board of Directors to our full Board of Directors for their review and approval.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Factors Used in Determining Executive Compensation
In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee do not establish a specific target or benchmark against our peers for each executive and instead take a holistic approach, relying primarily on their general experience and consideration of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•the value of each Named Executive Officer's target total direct compensation opportunity (the sum of base salary, cash bonus opportunity and equity awards);
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
The Compensation Committee does not weigh these factors in any predetermined manner or formulaically, nor is any single factor determinative in setting compensation levels or making compensation decisions. In addition, we have not adopted any formal policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the members of the Compensation Committee consider the above and other information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management who provide information on corporate and individual performance, market compensation data, and other compensation related matters.
In addition, our Compensation Committee seeks the CEO's input with respect to possible adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our non-CEO Named Executive Officers based on his evaluation of such Named Executive Officers’ performance for the prior year. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, but is not present during discussions involving his own compensation.
Role of Compensation Consultant
The Compensation Committee has retained an independent compensation consultant, Compensia, to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and to assist with the data analysis and development of the compensation peer group. During 2022, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services to assist the committee in carrying out its duties. Under this engagement, Compensia reported directly to the Compensation Committee chair and also coordinated with our management for data collection, job matching for our executives and feedback on PSU design and compensation decisions. In 2022, Compensia did not provide any other services to us other than those done on behalf of the Compensation Committee.
In 2022, the Compensation Committee evaluated the independence of Compensia and, based on this review, determined that no conflict of interest was raised as a result of the work performed by Compensia. In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding Nasdaq independence factors regarding compensation advisor independence.
Risk Management
Each year, with the help of our independent compensation consultant, our Compensation Committee reviews whether our compensation policies and practices encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company, or that are reasonably likely to have a material adverse effect. The Compensation Committee believes that our practices adequately manage this risk in so far as it:
•adopts an appropriate pay philosophy,
•uses an appropriate, objectively selected peer group to support decision-making,
•reflects risk-mitigating design and governance practices in key areas,
•incentivizes execution on our business strategy,
•is appropriately balanced, with potential for reward based on long-term company performance, and

•reviews actual pay delivery from performance-based incentives to confirm the rigor of goal setting and the alignment with performance.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies as well as data drawn from the Radford Global Technology Survey. The Compensation Committee reviews our compensation peer group at least annually with the assistance of Compensia and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
When reviewing the peer group in July 2021, Compensia and the Compensation Committee used the following criteria to identify companies reasonably similar to us in terms of revenue, market capitalization, and industry focus:
•publicly traded companies headquartered in the United States and traded on a major United States stock exchange;
•companies in the information technology industry;
•companies with similar revenues - within a range of approximately 0.33x to approximately 3.0x of our last four quarters' revenue of approximately $460 million (approximately $150 million to $1.4 billion)
•companies with similar market capitalizations - within a range of approximately 0.33x to approximately 3.0x of our then market capitalization of approximately $4.5 billion (approximately $1.5 billion to approximately $13.5 billion);
•companies in the Internet/network security software sector; and
•companies with revenue growth generally greater than 20%.
The Compensation Committee approved a compensation peer group for use in 2022 consisting of the following companies:

Anaplan (PLAN)	Five9 (FIVN)	Q2 Holdings (QTWO)
Blackbaud (BLKB)	Guidewire Software (GWRE)	Qualys (QLYS)
Blackline (BL)	Mandiant (MNDT)	Rapid7 (RPD)
Box (BOX)	Momentive Global (MNTV)	Sailpoint Technologies (SAIL)
Commvault Systems (CVLT)	New Relic (NEWR)	Varonis Systems (VRNS)
Cornerstone OnDemand (CSOD)	Paylocity Holding (PCTY)	Zendesk (ZEN)
Elastic N.V. (ESTC)
Employment Arrangements
In February 2019, we entered into amended and restated written employment agreements with each of our Named Executive Officers at the time which superseded each officer’s prior employment agreement. These amended and restated employment agreement reflect a standardized approach for the payment of severance and change in control payments and benefits to our Named Executive Officers. Under this approach, the post-employment compensation arrangements of our Named Executive Officers were established on a uniform basis and at levels that generally align with current market practice. Mr. Thurmond entered into a substantially similar employment agreement as our other Named Executive Officers upon joining the Company in 2020.
For detailed descriptions of the amended and restated employment agreements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
Under their amended and restated employment agreements, our Named Executive Officers are eligible for certain benefits in the event of their termination of employment by virtue of death or disability and in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. We believe that these benefits are representative of market practice and therefore are necessary to motivate and retain our Named Executive Officers.
These arrangements provide reasonable compensation to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to execute and deliver an effective general release of claims in favor of the Company in a form acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain the continued focus and dedication of our Named Executive Officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
Under the amended and restated employment agreements, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executives. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers), members of our Board of Directors, and consultants are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock.
Compensation Recoupment Policy
In February 2022, our Board of Directors adopted a compensation recoupment (or “clawback”) policy. This policy permits the Compensation Committee, if it determines appropriate and subject to applicable laws, to seek reimbursement of incentive compensation if we are required to restate incorrect financial statements and the executive’s (including each Named Executive Officer’s) misconduct contributed to the noncompliance that results in the obligation to restate the financial statements. Under this policy, the Compensation Committee may seek recoupment of the following incentive compensation received during the three years preceding the date we are required to prepare the accounting restatement (but after adoption of the policy):
•the incremental portion of any cash incentive awards paid based on the financial statements that were subsequently restated in excess of the lower cash incentive awards that would have been paid had the financial statements been properly reported;
•the incremental portion of any equity incentive awards that were received based on the financial statements that were subsequently restated in excess of the portion that would have been earned had the financial statements been property reported; and
•if the executive sells any shares acquired pursuant to an equity incentive award after the release of earnings for any period with respect to which financial statements are subsequently restated but prior to the announcement of the restatement, the incremental value of the sales proceeds received form the executive’s sale of those shares over the aggregate sales proceeds the executive would have received from the sale at a price per share determined appropriate by the Compensation Committee in its discretion to reflect what our common stock price would have been if the restatement had occurred prior to the date of sale. Our stock incentive plans and executive employment agreements also provide for forfeiture of equity awards and severance if an executive is terminated for cause, including misconduct that results in reputational harm to the Company.
We will review and conform our clawback policy as necessary to comply with the final rules adopted by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final Nasdaq listing standards thereunder, once effective.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the company and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executives and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executives and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by and paid to our Named Executive Officers with respect to the years ended December 31, 2020, 2021 and 2022.

Name and Principal Position	Year	Salary	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Amit Yoran(4) Chief Executive Officer and Chairman	2022	$484,167	$8,999,981		$500,636	$—	$9,984,784
	2021	466,667	7,499,972		513,992	—	8,480,631
	2020	441,667	6,599,993		409,008	300	7,450,968
Stephen A. Vintz Chief Financial Officer	2022	411,667	5,099,958		372,393	12,200	5,896,218
	2021	395,833	4,099,975		382,760	11,600	4,890,168
	2020	370,833	3,999,987		295,394	11,742	4,677,956
Stephen A. Riddick Former General Counsel and Corporate Secretary	2022	293,125	2,499,972	(5)	116,749	12,200	2,922,046
	2021	355,000	2,199,998		196,849	11,600	2,763,447
	2020	328,333	1,799,998		149,969	11,717	2,290,017
Mark Thurmond Chief Operating Officer	2022	411,667	3,699,997		372,393	8,832	4,492,889
_____________
(1)     This column reflects the aggregate grant date fair value of RSUs and PSUs granted during the year measured pursuant to ASC Topic 718. This calculation assumes that the Named Executive Officer will perform the requisite service for the award to vest in full as required by SEC rules. The PSUs must satisfy both a performance-based requirement and a service-based requirement to vest. Accordingly, the grant date fair value of the PSUs is based upon reaching the target performance conditions on the grant date. Assuming maximum performance conditions are achieved, the total value of stock awards granted in 2022 to Messrs. Yoran, Vintz, Riddick and Thurmond would be $11,249,965, $6,374,947, $3,124,965 and $4,624,985, respectively.
The amounts reported do not reflect the actual economic value that will be realized by the Named Executive Officer upon vesting of the RSU or PSU or the sale of common stock underlying such RSUs or PSUs. The assumptions we used in valuing RSUs and PSUs are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)    These amounts reflect the cash awards paid under the short-term cash incentive bonus plan for performance during the applicable year. See the Compensation Discussion and Analysis for a more complete description of how the cash bonuses were determined for the year ended December 31, 2022.
(3)    These amounts include company matching contributions under our 401(k) Plan. Additionally, in 2020, all employees were granted a one-time remote work stipend of $300 due to the COVID-19 pandemic.
(4)    Mr. Yoran is also a member of our Board of Directors but does not receive any additional compensation in his capacity as a director.

(5)     Mr. Riddick forfeited all RSUs and PSUs awarded to him in 2022 in connection with his retirement in October 2022 and, as a result, did not and will not receive any economic value from the canceled portion of the RSUs and of PSUs.
Grants of Plan-Based Awards
The following table provides information on cash-based performance awards and restricted stock unit awards in 2022 to our Named Executive Officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” column of the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Amit Yoran	(4)		$304,375	$487,000	$974,000
	2/23/2022					25,016	50,033	100,066	150,100	$8,999,981
Stephen A. Vintz	(4)		226,406	362,250	724,500
	2/23/2022					14,176	28,352	56,704	85,056	5,099,958
Stephen A. Riddick	(4)		116,563	186,500	373,000
	2/23/2022	(5)				6,949	13,898	27,796	41,694	2,499,972
Mark Thurmond	(4)		226,406	362,250	724,500
	2/23/2022					10,284	20,569	41,138	61,708	3,699,997
_____________
(1)    PSUs granted under our 2018 Equity Incentive Plan were subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2022, and (ii) a service-based vesting requirement, with 25% of the shares subject to the RSU award vesting on February 23, 2023, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The amount shown reflect the share amounts, specifically the threshold, target and the maximum potential awards of PSUs granted. The material terms of the PSUs are further described in "Compensation Discussion & Analysis-Compensation Elements-Long-Term Incentive Compensation".
(2)     RSUs granted under our 2018 Equity Incentive Plan vest 25% on February 23, 2023, and quarterly thereafter for the following three years. Each award is settled in shares of common stock on each vesting date, subject to the recipients continued service with the company through the applicable vesting date and subject to accelerated vesting in specified circumstances.
(3)    The grant date fair value is computed in accordance with FASB ASC Topic 718 for PSUs and RSUs granted during the year.

(4)    These rows represent possible payouts pursuant to the short-term cash incentive bonus plan for 2022. For 2022, the short-term cash incentive bonus plan included a minimum threshold of 75% of each quarterly and annual short-term cash incentive bonus opportunity and are capped at 200% of the target amount. For more information about these payments, see the Compensation Discussion & Analysis.
(5)     Mr. Riddick forfeited all RSUs and PSUs awarded to him in 2022 in connection with his retirement in October 2022.
Outstanding Equity Awards
The following table sets forth certain information about outstanding equity awards granted to our Named Executive Officers that remain outstanding as of December 31, 2022.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Amit Yoran	1/18/2017	1,988,055	—	$4.25	1/18/2027
	6/21/2018	565,657	—	16.21	6/21/2028
	2/20/2019	—	—			13,244	(4)	$505,259
	2/19/2020	—	—			72,753	(5)	2,775,527
	2/17/2021	—	—			96,210	(6)	3,670,412
	2/23/2022	—	—			150,100	(7)	5,726,315	53,034	(8)	2,023,247
Stephen A. Vintz	12/16/2014(9)	305,500	—	2.36	12/16/2024
	6/30/2016	105,000	—	4.15	6/30/2026
	6/21/2018	423,434	—	16.21	6/21/2028
	2/20/2019	—	—			8,545	(4)	325,992
	2/19/2020	—	—			44,094	(5)	1,682,186
	2/17/2021	—	—			52,596	(6)	2,006,537
	2/23/2022	—	—			85,056	(7)	3,244,886	30,053	(8)	1,146,522
Mark Thurmond	2/7/2020	—	—			65,513	(10)	2,499,321
	2/17/2021	—	—			41,049	(6)	1,566,019
	2/23/2022	—	—			61,708	(7)	2,354,160	21,803	(8)	831,784
_____________
(1)    Except as noted, all of the options listed in the table were granted under our 2016 Stock Incentive Plan.
(2)    All of the option awards listed in the table were granted with a per share exercise price equal to or above the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.
(3)    Represents the market value of the RSU or PSU based on the closing price of our common stock of $38.15 per share on December 31, 2022.

(4)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 20, 2020, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(5)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 19, 2021, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(6)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 17, 2022, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(7)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 23, 2023, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(8)     Granted under our 2018 Equity Incentive Plan. The PSU awards are subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2022, and (ii) a service-based vesting requirement, with 25% of the shares subject to the RSU award vesting on February 23, 2023, and the remainder continuing to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The performance period for the PSU awards ended as of December 31, 2022.
(9)    Granted under our 2012 Stock Incentive Plan.
(10)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 3, 2021, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
Options Exercised and Stock Vested
The following table shows information regarding the exercise of options and the vesting of stock previously granted to our Named Executive Officers during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Amit Yoran	331,469	$13,613,557	186,002	$8,135,730
Stephen A. Vintz	—	—	110,352	4,819,871
Stephen A. Riddick	65,342	2,331,496	39,689	1,797,810
Mark Thurmond	—	—	84,335	3,855,799
_____________

(1)    The dollar amounts shown are determined by multiplying the number of options that were exercised by the intrinsic value of the options exercised based on the per share closing price of our common stock on the exercise date.
(2)    The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of our common stock on the vesting date.
Employment Agreements with Our Named Executive Officers
Mr. Yoran
We entered into an offer letter with Mr. Yoran in October 2016, an addendum thereto in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Yoran’s employment is at will and may be terminated at any time by us or Mr. Yoran. The employment agreement provided for an initial annual base salary and bonus target, each subject to increase by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Yoran also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under his employment agreement currently in effect, if Mr. Yoran is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), or if Mr. Yoran dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided he (or his estate, as applicable) signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran (or his estate) is eligible to receive 18 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs. If Mr. Yoran is terminated without cause or resigns for good reason within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Yoran. Such severance is further conditioned upon Mr. Yoran’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
In addition, pursuant to the terms of Mr. Yoran's outstanding restricted stock unit awards granted under the Company's 2018 Equity Incentive Plan, if Mr. Yoran's employment is terminated due to death or disability, or if he remains employed through the date of a change in control and his restricted stock units are not continued, assumed or substituted for by the acquiror in connection with the change in control, the unvested restricted stock units will become fully vested.
Mr. Vintz, Mr. Riddick and Mr. Thurmond
We entered into an offer letter with Mr. Vintz in October 2014 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated

employment agreement, Mr. Vintz’s employment is at will and may be terminated at any time by us or Mr. Vintz. The employment agreement provided for an initial annual base salary and bonus target, each subject to increase by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Vintz also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
We entered into an offer letter with Mr. Riddick in May 2016 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr. Riddick’s employment is at will and may be terminated at any time by us or Mr. Riddick. The employment agreement provided for an initial annual base salary and bonus target, each subject to increase by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Riddick also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
We entered into an employment agreement with Mr. Thurmond in January 2020. Pursuant to the terms of his employment agreement, Mr. Thurmond's employment is at will and may be terminated at any time by us or Mr. Thurmond. The employment agreement provided for an initial base salary and bonus target, each subject to increase by the Board or Compensation Committee. The employment agreement also provided for a one-time signing bonus and an annual equity award target which is subject to the discretion of the Board or the Compensation Committee. In connection with entering into his employment agreement, Mr. Thurmond also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under the employment agreements currently in effect with Mr. Vintz, Mr. Riddick and Mr. Thurmond, if the Named Executive Officer is terminated without cause or resigns for good reason (each as defined in the amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by the Named Executive Officer. In addition, if the Named Executive Officer dies or his employment is terminated due to disability (as defined in his employment agreement), provided the Named Executive Officer’s estate or the Named Executive Officer, as applicable, signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer’s dependents and the Named Executive Officer, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination. Such severance is further conditioned upon the Named Executive Officer’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.

In addition, pursuant to the terms of the outstanding restricted stock unit awards granted under the Company's 2018 Equity Incentive Plan held by Mr. Vintz, Mr. Riddick and Mr. Thurmond, if his employment is terminated due to death or disability, or if he remains employed through the date of a change in control and his restricted stock units are not continued, assumed or substituted for by the acquiror in connection with the change in control, the unvested restricted stock units will become fully vested.
Potential Payments Upon Termination or Change in Control
The table below sets forth the values that the continuing Named Executive Officers would derive in the event of (i) death or disability, (ii) termination without cause or resignation for good reason not in connection with a change of control (“Non-CIC Termination”), and (iii) termination without cause or resignation for good reason in connection with a change of control (“CIC Termination”), assuming that in each case the event occurred on the last business day of 2022.

	Death/Disability		Non-CIC Termination		CIC Termination
Name	Cash Severance(1)	Equity Severance(2)	Cash Severance(3)	Equity Severance(2)	Cash Severance(4)	Equity Severance(5)
Amit Yoran	$933,266	$14,081,012	$933,266	$—	$1,907,266	$14,586,271
Stephen A. Vintz	12,126	8,015,239	561,608	—	923,858	8,341,230
Mark Thurmond	70,387	7,204,208	619,869	—	982,119	7,204,208
_____________
(1)    For Mr. Vintz and Mr. Thurmond, represents the value of the payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination. For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law. For Mr. Yoran, represents the value of 18 months of continued base salary, payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus reduced by the amount of the quarterly bonuses paid during 2022.
(2)    Represents the value of accelerated vesting of restricted stock units and the value of accelerated vesting of the target amount of performance restricted stock units, as applicable, in each case based on the closing price of our common stock of $38.15 per share on December 31, 2022. The PSUs granted in 2022 would have been forfeited in connection with a termination due to a Non-CIC Termination prior to satisfaction of the applicable performance-based vesting condition.
(3)    Represents the value of 12 months of continued base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus reduced by the amount of the quarterly bonuses paid during 2022. For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law.
(4)    Represents the value of a lump sum cash payment equal to 12 months of base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran) reduced by the amount of the quarterly bonuses paid during 2022, and a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran). For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law.

(5)    Represents the value of accelerated vesting of restricted stock units and the value of accelerated vesting of PSUs granted in 2022, as applicable. In connection with a CIC Termination (or upon the occurrence of a change of control where the PSUs are not continued, assumed or substituted by the acquirer), the performance-based vesting condition would be deemed satisfied at 100% of target, and the service-based condition would be deemed satisfied as of the later to occur of the closing date of the change in control or the CIC Termination. All values reported in this column are based on the closing price of our common stock of $38.15 per share on December 31, 2022.
CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are required to provide a reasonable estimate of the ratio of the annual total compensation of Mr. Yoran, our Chief Executive Officer, to the median of the annual total compensation of our other employees. In accordance with Instruction 2 to Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, because there has been no change in our employee population or employee compensation arrangements in the last year that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to utilize the same median employee we had identified in 2020 to calculate our 2022 CEO pay ratio. For our last completed year, which ended December 31, 2022:
•The median of the annual total compensation of all of our employees (other than Mr. Yoran), including employees of our consolidated subsidiaries, was approximately $198,142. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary and bonus earned and aggregate “grant date fair value” of RSU awards granted during 2022.
•Mr. Yoran's annual total compensation for 2022, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,984,784.
•Based on the above, for 2022, the ratio of Mr. Yoran's annual total compensation to the median of the annual total compensation of all employees was approximately 50 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and applicable guidance and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies, even companies within the same industry as us, may not be comparable to our pay ratio as disclosed above.
The methodology, including any material assumptions, adjustments and estimates, we used to calculate identify the median employee and calculate the 2022 pay ratio is described below.
•For purposes of the pay ratio calculation, we included substantially all of our full-time, part-time and temporary employees globally as of December 31, 2020. As permitted by the SEC rules, we excluded 5% of our global employee population from the calculation by excluding all employees in a given jurisdiction located outside of the United States, starting with the jurisdiction that had the lowest number of employees as of December 31, 2020, and continuing to exclude all employees in jurisdictions with an increasingly greater number of employees as of such date until 5% of our total global employee population was excluded. We excluded these employees given the small number of employees in those jurisdictions and the estimated cost of obtaining their compensation information. As of December 31, 2020, our workforce consisted of 1,301 employees (including individuals employed by our consolidated subsidiaries), 912 of whom were U.S. employees, and 389 (or approximately 30% of our total employee population as of December 31, 2020) were employees located outside of the United States, after excluding 66 employees located outside the United States via the methodology described above.
•To identify the median employee from the employee population described above, we determined the sum of each employee's (i) annual base salary as of December 31, 2020 (calculated as annual base pay using a reasonable estimate of hours worked during 2020 for hourly employees and using annual base salary for our remaining employees), plus (ii) earned annual cash incentive bonus or commission, as applicable, for 2020. Permanent employees who joined in 2020 were assumed to have worked for the entire year, and thus we annualized the pay of such new hires. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of all of our employees. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on December 31, 2020. In determining the median compensated employee, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S.
•Once we identified our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including for this purpose the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the 2022 Summary Compensation Table) granted in 2022, yielding the median annual total compensation disclosed above. With respect to Mr. Yoran's annual total compensation, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and NEO pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to the Compensation Discussion and Analysis.
Pay Versus Performance Table

	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Loss (in 000s)	Revenue(7) (In 000s)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2022	$9,984,784	$2,495,451	$4,437,051	$(307,171)	$159.22	$132.79	$(92,222)	$683,191
2021	8,480,631	9,080,956	3,826,808	3,777,785	229.84	206.76	(46,677)	541,130
2020	7,450,968	42,535,471	3,483,987	12,993,389	218.11	149.98	(42,731)	440,221
_____________
(1)    The dollar amounts are the total compensation reported for Mr. Yoran (our principal executive officer, or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”
(2)    Compensation actually paid to Mr. Yoran does not reflect the actual amount of compensation earned by or paid. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Yoran’s total compensation for each year to determine the compensation actually paid:

			Equity Award Adjustments
	Summary Compensation Table Total for PEO	Less: Reported Value of Equity Awards(a)	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Compensation Actually Paid to PEO
2022	$9,984,784	$(8,999,981)	$7,635,074	$(3,082,942)	$(3,041,484)	$2,495,451
2021	8,480,631	(7,499,972)	9,419,008	1,115,524	(2,434,235)	9,080,956
2020	7,450,968	(6,599,993)	12,166,337	23,280,181	6,237,978	42,535,471
_____________
(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(3)    The dollar amounts represent the average of the amounts reported for our NEOs as a group (excluding Mr. Yoran) in the “Total” column of the Summary Compensation Table in each applicable year. The non-PEO NEOs are Messrs. Riddick, Thurmond and Vintz for 2022 and Messrs. Riddick and Vintz for 2021 and 2020.
(4)    Average compensation actually paid to our non-PEO NEOs does not reflect the actual amount of compensation earned by or paid. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our non-PEO NEOs average total compensation for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

			Equity Award Adjustments
	Average Summary Compensation Table Total for Non-PEO NEOs	Less: Reported Value of Equity Awards	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at End of Prior Year of Awards that Failed to Meet Vesting Conditions in the Year(a)	Total Average Compensation Actually Paid to Non-PEO NEOs
2022	$4,437,051	$(3,766,642)	$2,488,461	$(1,194,535)	$(1,148,959)	$(1,122,547)	$(307,171)
2021	3,826,808	(3,149,987)	3,955,981	440,475	(1,295,492)	—	3,777,785
2020	3,483,987	(2,899,993)	5,345,806	6,090,323	973,266	—	12,993,389
_____________
(a)    In connection with his retirement in October 2022, Mr. Riddick forfeited all of his unvested awards.
(5)    Total shareholder return, or TSR, is determined based on the value of an initial fixed investment of $100 on December 31, 2019. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Computer Index, which is the industry peer group used in our Annual Report pursuant to Item 201(e) of Regulation S-K for the fiscal year ended December 31, 2022.

(7)    Revenue is selected as the most important performance measurement for the current year.
Important Performance Measures
The most important financial performance measures used by the company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see Compensation Discussion and Analysis.
•Revenue
•Calculated Current Billings
•Unlevered Free Cash Flow
Relationships Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationships between the pay and performance measures that are included in the pay versus performance tabular disclosure above. As noted above, other than with respect to Revenue, the performance measures included in the graphs below do not align with how the Company or the Compensation Committee view the link between the Company's performance and NEO pay. The “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent how our Compensation Committee assesses or determines the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.
Compensation Actually Paid, TSR and Peer Group TSR
The following graph sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and the Company’s cumulative TSR and the cumulative TSR of the NASDAQ Computer Index over the three most recently completed fiscal years.

Compensation Actually Paid and Net Loss
The following graph sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and the Company’s net loss over the three most recently completed fiscal years.

Compensation Actually Paid and Revenue
The following graph sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and revenue over the three most recently completed fiscal years. For further information on how Revenue impacts executive compensation, please see "Compensation Discussion and Analysis" beginning on page 45.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
DIRECTOR COMPENSATION
Director Compensation
This section provides information regarding the compensation of our non-employee directors in 2022. Our non-employee directors are also entitled to reimbursement of direct expenses incurred in connection with attending meetings of our Board of Directors or committees thereof. We may provide both cash and equity compensation to our independent directors.

2022 Cash Compensation
Except as described in the footnotes to the director compensation table below, the cash compensation amounts set forth below were payable to each non-employee director for their service on the Board of Directors of the company for the year ended December 31, 2022:

Annual Retainer ($)
Annual Board Service Retainer	$35,000
Lead Independent Director Service Retainer	18,000

	Annual Retainer ($)
	Chairperson	Committee Member
Audit Committee	$20,000	$10,000
Compensation Committee	13,500	6,000
Nominating and Corporate Governance Committee	8,000	4,000
2022 Equity Compensation
On May 25, 2022, every current director as of that date was granted 4,044 RSUs, with the shares underlying the RSUs vesting on the earlier of the first anniversary of the date of grant of the company’s next annual stockholder meeting, subject to each director’s continued service as a director through the applicable vesting date and accelerated vesting in specified circumstances. Mr. Vicks and Mr. Tosheff were appointed to the Board in January 2022 and September 2022, respectively, and received 8,085 RSUs and 9,861 RSUs, respectively, in connection with such appointments. The shares underlying the RSUs vest annually over three years, subject to continued service as a director through the applicable vesting dates and accelerated vesting in specified circumstances.
2022 Director Compensation Table
The following table provides information as to the compensation of our non-employee directors for the year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Arthur W. Coviello, Jr.	$61,000	$199,976	$260,976
Kimberly L. Hammonds(4)	24,500	199,976	224,476
Niloofar Razi Howe	41,000	199,976	240,976
John C. Huffard, Jr.	35,000	199,976	234,976
Jerry M. Kennelly(5)	36,375	199,976	236,351
A. Brooke Seawell	55,000	199,976	254,976
Richard M. Wells(6)	—	—	—
Linda Zecher Higgins	46,875	199,976	246,851
George Alexander Tosheff	11,250	399,962	411,212
Raymond Vicks	45,000	599,941	644,941
_____________
(1)    Mr. Yoran did not earn compensation during 2022 for his service on our Board of Directors. Mr. Yoran’s compensation is fully reflected in the “Summary Compensation Table” above.

(2)    The amounts in the Stock Awards column reflect the aggregate grant date fair value of each RSU award granted during the year ended December 31, 2022, computed in accordance with ASC Topic 718. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the director upon vesting of the RSUs or the sale of the common stock underlying such RSUs.
(3)    As of December 31, 2022, Messrs. Coviello, Seawell and Tosheff held options to purchase 8 shares, 230,000 shares and 6,000 shares, respectively, of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2022. As of December 31, 2022, Ms. Zecher Higgins and Messrs. Coviello, Huffard and Seawell each held 4,044 RSUs, Mr. Tosheff held 9,861 RSUs, Ms. Howe held 10,661 RSUs and Mr. Vicks held 12,129 RSUs. Historically, the Board has provided an initial and annual RSU grant to directors with aggregate dollar values on the date of grant, of $400,000 and $200,000, respectively.
(4)    Ms. Hammonds passed away on June 28, 2022. Accordingly, Ms. Hammonds' annual retainer was pro-rated based on the date of her passing. The 4,044 RSUs then held by Ms. Hammonds vested in full upon her passing in accordance with the terms of the award.
(5)    Mr. Kennelly retired as a member of the Board effective September 1, 2022. The 4,044 RSUs then held by Mr. Kennelly were forfeited in accordance with the terms of the award and, as a result, Mr. Kennelly did not and will not receive any economic value from the canceled portion of the RSUs.
(6)    Mr. Wells is affiliated with Insight Venture Partners, a former major stockholder of the Company, and accordingly did not receive cash or equity compensation for his service as a director during 2022. Additionally, Mr. Wells resigned from the Board on January 7, 2022.
Director Stock Ownership Guidelines
The Compensation Committee believes that stock ownership guidelines help align the interests of our non-employee directors with those of our stockholders and may act as a risk mitigation device. In February 2022, our Compensation Committee adopted stock ownership guidelines for our non-employee directors. The Compensation Committee believes that stock ownership guidelines help align the interests of our non-employee directors with those of our stockholders and may act as a risk mitigation device. Under these guidelines, the non-employee members of our Board are each required to beneficially own shares of our common stock (including shares owned outright and unvested time-vesting shares of restricted stock or RSUs) with a value equal to at least five times their annual base cash retainer; for 2022, this equates to $175,000. Directors have five years from the date that they become subject to the guidelines to comply, and if the required ownership level is not achieved within five years, they must hold 50% of the net shares received from their equity grants until the guidelines are achieved. As of our latest measurement date December 31, 2022, all of our non-employee directors satisfied the required ownership guideline level.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)
Equity compensation plans approved by stockholders	12,809,641	(3)	$9.85	28,800,042
Equity compensation plans not approved by stockholders	—		—	—
Total	12,809,641		$9.85	28,800,042
_____________
(1)    The weighted average exercise price of the outstanding stock options and rights excludes 7,101,290 shares in column (a) that are issuable upon vesting of RSUs and PSUs, which have no exercise price.
(2)    Includes our 2018 Equity Incentive Plan (“2018 Plan”) and 2018 ESPP. Stock options or other stock awards granted under our 2002 Stock Incentive Plan, 2012 Stock Incentive Plan and 2016 Stock Incentive Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2018 Plan. Our 2018 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our Board. Our 2018 ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on January of each calendar year by the lesser of: (1) 1.5% of the total number of shares our capital stock outstanding on December 31st of the preceding year; (2) 8,000,000 shares; or (3) a lesser number of shares determined by our Board. On January 1, 2023, the number of shares reserved for issuance under our 2018 Plan and our 2018 ESPP automatically increased by 5,652,793 shares and 1,695,838 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)    This amount includes 207,272 PSUs that, if and when vested, will be settled in shares of our common stock. For PSUs for which the performance period has ended as of December 31, 2022, the amounts reported in the table reflect the actual number of PSUs earned above and below target levels based on actual performance measured at the end of the performance period. The amounts reported in the table assume target level performance for PSUs which have not vested as of December 31, 2022.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related-Person Transactions Policy and Procedures
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated, any transaction that was not initially identified as a related person transaction prior to consummation, or any customer or vendor transaction with an entity related to a director of the Company that is conducted in the ordinary course of business and subject to usual trade terms, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval, ratification, or rejection. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•    the terms of the transaction;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, shall approve only those transactions that, in light of known circumstances, it determines in the good faith exercise of its discretion are in, or are not inconsistent with, our best interests and our stockholders' best interests.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Employment Arrangements with Messrs. Schonberger and Vintz
We have employed Ron Schonberger, the brother of Amit Yoran, our Chief Executive Officer and Chairman, as our Associate General Counsel since October 2017, and Frank Vintz, the brother of Stephen A. Vintz, our Chief Financial Officer, as a Senior Director of Customer Success since March 2017. Each of Mr. Schonberger and Mr. Frank Vintz is paid compensation consisting of salary, bonus and the fair value of RSUs. In 2022, Mr. Schonberger and Mr. Frank Vintz each received total cash and equity compensation of approximately $500,000.
Transaction Success Fee to Security Growth Partners LLC
On February 17, 2022, Security Growth Partners LLC, or SGP, received a transaction success fee from Cymptom Labs Ltd., or Cymptom, of $690,000 as consideration for services provided to Cymptom to facilitate the sale of Cymptom to Tenable. N. Elad Yoran, the brother of Amit Yoran, our Chief Executive Officer and Chairman, is a member of and affiliated with SGP. The success fee was paid by Cymptom out of the proceeds we paid to acquire Cymptom. The Board reviewed and approved the success fee as a related party transaction in connection with its approval of the acquisition of Cymptom.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Tenable Holdings, Inc., Attn: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michelle VonderHaar
Chief Legal Officer and Corporate Secretary
Dated:	April 12, 2023
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to Tenable Holdings, Inc., Attention: Corporate Secretary, Tenable Holdings, Inc., 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.

APPENDIX
RECONCILIATION OF NON-GAAP MEASURES
In this proxy statement, we discuss certain operating metrics and non-GAAP financial measures, as described below, which we think are important to better understand and evaluate our core operating and financial performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance the overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP included in our Annual Report on Form 10-K. We believe that these operating metrics and non-GAAP financial measures provide useful information about our operating and financial performance, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making.
Calculated Current Billings
We define calculated current billings, a non-GAAP financial measure, as total revenue recognized in a period plus the change in current deferred revenue in the corresponding period. We believe that calculated current billings is a key metric to measure our periodic performance. Given that most of our customers pay in advance, but we typically recognize a majority of the related revenue ratably over time, we use calculated current billings to measure and monitor our ability to provide our business with the working capital generated by upfront payments from our customers. We believe that calculated current billings, which excludes deferred revenue for periods beyond twelve months in a customer’s contractual term, more closely correlates with annual contract value. Variability in total billings, depending on the timing of large multi-year contracts and the preference for annual billing versus multi-year upfront billing, may distort growth in one period over another.
The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated current billings:

	Year Ended December 31,
(in thousands)	2022	2021
Revenue	$683,191	$541,130
Deferred revenue (current), end of period	502,115	407,498
Deferred revenue (current), beginning of period(1)	(408,443)	(331,462)
Calculated current billings	$776,863	$617,166
_______________
(1)    Deferred revenue (current), beginning of period for 2022 and 2021 includes $0.9 million and $2.6 million, respectively, related to acquired deferred revenue.
Free Cash Flow and Unlevered Free Cash Flow
We define free cash flow, a non-GAAP financial measure, as net cash flows from operating activities reduced by purchases of property and equipment and capitalized software development costs. We believe free cash flow is an important liquidity measure of the cash (if any) that is available, after purchases of property and equipment and capitalized software development costs, for investment in our business and to make acquisitions. We believe that free cash flow is useful as a liquidity measure because it measures our ability to generate or use cash.
We also use the non-GAAP measure of unlevered free cash flow, which we define as free cash flow plus cash paid for interest and other financing costs. We believe unlevered free cash flow is useful as a liquidity measure as it measures the cash that is available to invest in our business and meet our current debt obligations and future financing needs. However, given our debt obligations, non-cancelable commitments and other contractual obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expense.
The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow and unlevered free cash flow:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash provided by operating activities	$131,151	$96,765
Purchases of property and equipment	(9,359)	(3,887)
Capitalized software development costs(1)	(9,789)	(2,674)
Free cash flow(2)	112,003	90,204
Cash paid for interest and other financing costs	16,047	4,978
Unlevered free cash flow(2)	$128,050	$95,182
_______________
(1)    Capitalized software development costs were previously included in purchases of property and equipment.
(2)    Free cash flow and unlevered free cash flow for the periods presented were impacted by:

	Year Ended December 31,
(in thousands)	2022	2021
Employee stock purchase plan activity	$837	$(283)
Acquisition-related expenses	(2,655)	(6,464)
Costs related to intra-entity asset transfers	(838)	—
Tax payment on intra-entity asset transfers	(2,697)	(2,808)
Capital expenditures related to new headquarters	—	(928)
Free cash flow and unlevered free cash flow in 2022 were benefited by approximately $10 million due to prepayments of software subscription costs, insurance and rent in 2021 and 2020. The 2021 prepayments reduced free cash flow and unlevered free cash flow by approximately $8 million and were offset by the benefit of approximately $15 million from similar prepayments made in 2020.
Non-GAAP Income from Operations
We use non-GAAP income from operations as a key indicator of our financial performance. We define non-GAAP income from operations as loss from operations, excluding the effects of stock-based compensation, acquisition-related expenses, costs related to the intra-entity asset transfers resulting from the internal restructuring of legal entities and amortization of acquired intangible assets. Acquisition-related expenses include transaction expenses and costs related to the intercompany transfer of acquired intellectual property.

The following table presents a reconciliation of loss from operations, the most directly comparable financial measure calculated in accordance with GAAP, to non-GAAP income from operations:

	Year Ended December 31,
(dollars in thousands)	2022	2021
Loss from operations	$(67,815)	$(41,768)
Stock-based compensation	120,633	79,405
Acquisition-related expenses	2,642	6,901
Costs related to intra-entity asset transfers(1)	838	—
Amortization of acquired intangible assets	11,372	6,447
Non-GAAP income from operations	$67,670	$50,985
_______________
(1)    The costs related to the intra-entity asset transfers resulted from our internal restructuring of Cymptom.
Non-GAAP Net Income and Non-GAAP Earnings Per Share
We use non-GAAP net income, which excludes stock-based compensation, acquisition-related expenses and amortization of acquired intangible assets, as well as the related tax impacts, and the tax impact and related costs of intra-entity asset transfers resulting from the internal restructuring of legal entities as well as deferred income tax benefits recognized in connection with acquisitions, to calculate non-GAAP earnings per share. We believe that these non-GAAP measures provide important information because they facilitate comparisons of our core operating results over multiple periods.

The following table presents a reconciliation of net loss and net loss per share, the most comparable financial measures calculated in accordance with GAAP, to non-GAAP net income and non-GAAP earnings per share.

	Year Ended December 31,
(in thousands, except for per share amounts)	2022	2021
Net loss	$(92,222)	$(46,677)
Stock-based compensation	120,633	79,405
Tax impact of stock-based compensation(1)	2,103	617
Acquisition-related expenses(2)	2,642	6,901
Costs related to intra-entity asset transfers(3)	838	—
Amortization of acquired intangible assets(4)	11,372	6,447
Tax impact of acquisitions(5)	(3,703)	(10,560)
Tax impact of intra-entity asset transfers(6)	2,652	2,808
Non-GAAP net income	$44,315	$38,941

Net loss per share, diluted	$(0.83)	$(0.44)
Stock-based compensation	1.08	0.75
Tax impact of stock-based compensation(1)	0.02	0.01
Acquisition-related expenses(2)	0.02	0.06
Costs related to intra-entity asset transfers(3)	0.01	—
Amortization of acquired intangible assets(4)	0.10	0.06
Tax impact of acquisitions(5)	(0.03)	(0.10)
Tax impact of intra-entity asset transfers(6)	0.03	0.03
Adjustment to diluted earnings per share(7)	(0.02)	(0.03)
Non-GAAP earnings per share, diluted	$0.38	$0.34

Weighted-average shares used to compute GAAP net loss per share, diluted	111,321	106,387

Weighted-average shares used to compute non-GAAP earnings per share, diluted	117,534	114,825
________________
(1)    The tax impact of stock-based compensation is based on the tax treatment for the applicable tax jurisdictions.
(2)    The tax impact of acquisition-related expenses is not material.
(3)    The costs related to the intra-entity asset transfers resulted from our internal restructuring of Cymptom.
(4)    The tax impact of the amortization of acquired intangible assets is included in the tax impact of acquisitions.
(5)    The tax impact of acquisitions in 2022 includes a deferred tax benefit of $1.2 million related to the Alsid acquisition and a reversal of the $2.5 million income tax benefit recognized for GAAP purposes related to the partial release of our valuation allowance associated with the Bit Discovery acquisition. The tax impact of acquisitions in 2021 includes a reversal of the $7.9 million income tax benefit recognized for GAAP purposes related to the partial release of our valuation allowance and a $2.6 million benefit related to Alsid.
(6)    The tax impact of the intra-entity transfers are related to current tax expense based on the applicable Israeli tax rates resulting from our internal restructuring of Cymptom in 2022 and Indegy in 2021.

(7)    An adjustment to reconcile GAAP net loss per share, which excludes potentially dilutive shares, to non-GAAP earnings per share, which includes potentially dilutive shares.

tenable

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/TENB** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-230-6244** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must pre-register to attend and participate at the meeting at www.proxydocs.com/TENB.

Tenable Holdings, Inc.

Annual Meeting of Stockholders

For stockholders of record as of March 30, 2023

TIME: Wednesday, May 24, 2023 1:00 PM, Eastern Time

PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/TENB for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Amit Yoran, Michelle VonderHaar, and Stephen A. Vintz, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tenable Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Tenable Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE		
1.	Election of Directors	FOR	WITHHOLD	
	1.01 John C. Huffard, Jr.	☐	☐	
	1.02 A. Brooke Seawell	☐	☐	
	1.03 Raymond Vicks, Jr.	☐	☐	
		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.	☐	☐	☐
3.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement.	☐	☐	☐
4.	To conduct any other business properly brought before the Annual Meeting, including any adjournments or postponements of the meeting.			

You must pre-register to attend and participate at the meeting at www.proxydocs.com/TENB.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date